Exhibit 10.4

FIRST AMENDED AND RESTATED LOAN AGREEMENT

(Inventory Loan)

By and Between

NATIONAL BANK OF ARIZONA

and

BLUEGREEN/BIG CEDAR VACATIONS, LLC

Dated: June 30, 2015

_________________________________

Page

1	DEFINITIONS	2
1.1	Certain Defined Terms	2
1.2	Other Definitional Provisions	14
2	LOAN COMMITMENT; USE OF PROCEEDS	14
2.1	Loan Commitment	14
	(a) Determination of Advance Amounts as to Additional Timeshare Inventory	14
	(b) Determination of Advance Amounts as to Phase III Timeshare Intervals	15
	(c) Revolving Nature of Loan	16
	(d) Maximum Aggregate Loan Amount	16
2.2	Continuation of Obligations Throughout Term	16
2.3	Use of Advance	16
2.4	Repayment of Loan	16
2.5	Interest	16
2.6	Payments	17
2.7	Minimum Required Payments	17
	(a) Interest Payments	17
	(b) Release Payments	17
	(c) Release Process	18
	(d) Minimal Principal Reductions	19
	(e) Release Price Maximum	19
	(f) Final Payment	19
2.8	Prepayment	20
2.9	Loan Fee and Amendment Fee	20
	(a) Loan Fee	20
	(b) Amendment Fee	20
2.1	Application of Proceeds of Collateral and Payments	20
2.11	Additional Timeshare Inventory	21
2.12	Non-Use Fee	21
2.13	Release of Mortgage	21
3	SECURITY	21
3.1	Maintenance of Security	21
3.2	Liability of Guarantor	22
3.3	Cross-Collateralization	22
4	CONDITIONS PRECEDENT TO ADVANCE; METHOD OF DISBURSEMENT	22
4.1	Closing Conditions	22
	(a) Loan Documents	22
	(b) Opinions	22
	(c) Organizational Documents	22
	(d) Credit Reports; Search Reports	22
	(e) Timeshare Project Due Diligence	23
	(f) Subordinate Debt	23
	(g) Exchange Affiliation	23
	(h) Payment of Expenses	23
	(i) Litigation	24
	(j) Appraisal	24
	(k) Checklist Items	24
	(l) Certificate of Conformance	24
	(m) Declaration	24

(Continued)

	(n) Receivables Loan	24
4.2	Conditions Precedent to Advance	24
	(a) Request for Advance	24
	(b) Event of Default	24
	(c) Representations and Warranties	25
	(d) No Violation of Usury Law	25
	(e) Payment of Fees	25
	(f) Condemnation or Litigation	25
	(g) Loan to Cost Ratio	25
	(h) Other Items	25
4.3	Conditions Satisfied at Borrower's Expense	25
4.4	Disbursement of Advance	25
4.5	No Waiver	25
5	REPRESENTATIONS AND WARRANTIES	25
5.1	Good Standing	26
5.2	Power and Authority; Enforceability	26
5.3	Borrower's Principal Place of Business	26
5.4	Compliance with Legal Requirements	26
5.5	No Misrepresentations	27
5.6	No Default for Third Party Obligations	27
5.7	Payment of Taxes and Other Impositions	27
5.8	Governmental Regulations	27
5.9	Employee Benefit Plans	28
5.1	Securities Activities	28
5.11	Sales Activities	29
5.12	Timeshare Inventory Not a Security	29
5.13	Representations as to the Timeshare Project	29
	(a) Access	29
	(b) Utilities	29
	(c) Improvements	29
	(d) Zoning Laws, Building Codes, Etc.	29
5.14	Litigation and Proceedings	29
5.15	Subsidiaries, Affiliates and Capital Structure	30
5.16	Solvency	30
5.17	No Material Adverse Change in Financial Condition	30
5.18	Brokers; Payment of Commissions	30
5.19	Foreign Assets Control Regulations	31
5.2	Contracts with Affiliates; Subordinated Indebtedness	31
5.21	Survival and Additional Representations and Warranties	32
6	COVENANTS	32
6.1	Affirmative Covenants	32
	(a) Good Standing	32
	(b) Compliance with Legal Requirements	33
	(d) Reports	35
	(e) Subordination of Indebtedness Owing to Affiliates	37
	(f) Payment of Taxes	37
	(g) Payment of Impositions	37
	(h) Further Assurance	38
	(i) Fulfillment of Obligations Under Project and Consumer Documents	38
	(j) Material Increases to Assessments	38
	(k) Maintenance of Timeshare Project and Other Property	38
	(l) Maintenance of Larger Tract	38
	(m) Financial Covenants	38

2

(Continued)

	(n) Exchange Affiliation	39
	(o) Right to Inspect	39
	(p) Management and Marketing	40
	(q) Additional Appraisal	40
	(r) Liquidity	40
6.2	Negative Covenants	40
	(a) Change in Borrower's Name, Principal Place of Business, Jurisdiction of Organization or Business	40
	(b) Restrictions on Additional Indebtedness	40
	(c) Ownership and Control	41
	(d) Making Loans	41
	(e) Negative Pledge	41
	(f) Continuity of Operations	42
	(g) Prohibited Drug Law Activities	42
	(h) Post-Closing Survey	42
6.3	Survival of Covenants	43
7	DEFAULT	43
7.1	Events of Default	43
	(a) Payments	43
	(b) Covenant Defaults	43
	(c) Cross-Default	44
	(d) Environmental Default	44
	(e) Default by Borrower in Other Agreements	44
	(f) Warranties or Representations	44
	(g) Termination of Borrower	44
	(h) Enforceability of Liens	44
	(i) Creditor or Forfeiture Proceedings	44
	(j) Guaranty	44
	(k) Event of Default	44
	(l) Bankruptcy	45
	(m) Attachment, Judgment, Tax Liens	45
	(n) Material Adverse Change	45
	(o) Criminal Proceedings	45
	(p) Loss of License	45
	(q) Suspension of Sales	45
	(r) Reserved	45
	(s) Timeshare Documents	45
	(t) Removal of Collateral	46
	(u) Operating Contracts	46
	(v) Vacation Club	46
7.2	Effect of an Event of Default; Remedies	46
7.3	Application of Proceeds During an Event of Default	47
7.4	Reserved	47
7.5	Application of Proceeds	47
7.6	Lender's Right to Perform	48
7.7	Waiver of Marshalling	48
7.8	Waiver in Legal Actions	48
7.9	Set-Off	48
8	COSTS AND EXPENSES; INDEMNIFICATION; DUTIES OF LENDER	48
8.1	Costs and Expenses	49
8.2	Indemnification	49
8.3	Reserved	50
8.4	Delegation of Duties and Rights	50
8.5	Foreign Assets Control	50

3

(Continued)

9	CONSTRUCTION AND GENERAL TERMS	50
9.1	Payment	50
9.2	Entire Agreement	50
9.3	Powers Coupled with an Interest	51
9.4	Counterparts; Facsimile Signatures	51
9.5	Notices	51
9.6	Borrower's Representative	52
9.7	General Submission Requirements	53
9.8	Successors and Assigns; Participation	53
9.9	Successors and Assigns	55
9.1	Severability	55
9.11	Time of Essence	55
9.12	Miscellaneous	55
9.13	Forum Selection; Jurisdiction; Choice of Law	55
9.14	Dispute Resolution	56
9.15	Interpretation	58
9.16	Destruction of Note; Substitute Note	58
9.17	Compliance With Applicable Usury Law	58
9.18	Reference to Lender	58
9.19	No Joint Venture	59
9.2	Scope of Reimbursable Attorney's Fees	59
9.21	Confidentiality	59
9.22	Relief from Automatic Stay, Etc	59
9.23	Reliance	60
9.24	Limitation of Damages	60
9.25	Waiver of Right of First Refusal	60
9.26	Consents, Approvals and Discretion	60
9.27	Patriotic Act Provisions	60
9.28	Errors and Omissions	61
9.29	Background Statements	61
9.3	Waiver of Defenses and Release of Claims	61
9.31	Document Imaging	62
9.32	Prior Loan Agreement	62

4

FIRST AMENDED AND RESTATED LOAN AGREEMENT

(Inventory Loan)

THIS FIRST AMENDED AND RESTATED LOAN AGREEMENT is made as of June 30, 2015 by and between BLUEGREEN/BIG CEDAR VACATIONS, LLC, a Delaware limited liability company ("Borrower") and NATIONAL BANK OF ARIZONA, a national banking association ("Lender").

BACKGROUND

A.The Bluegreen Vacation Club (the "Vacation Club") is a multi-site timeshare plan established by Bluegreen Vacations Unlimited, Inc. pursuant to the Vacation Club Trust Agreement and entitles Purchasers who become Owner Beneficiaries under the Vacation Club Trust Agreement to use any component site within the Vacation Club, subject to the Vacation Club Trust Agreement and the rules and regulations governing such occupancy, including, without limitation, its reservation procedures.

B.Borrower is the developer of the Paradise Point Project (as hereinafter defined).  In addition to other component site resorts, the Paradise Point Timeshare Project is a component site resort within the Bluegreen Vacation Club.

C.When a Purchaser purchases Timeshare Inventory in the Paradise Point Project, the purchased Timeshare Inventory is conveyed by the Borrower to the Vacation Club Trustee at the Purchaser's direction as set forth in the Purchase Contract to be held under the terms of the Vacation Club Trust Agreement.  The Purchaser thereby is designated an Owner Beneficiary and receives Owner Beneficiary Rights and appurtenant Vacation Points and is entitled to all the benefits accruing to Owner Beneficiaries under the Vacation Club Trust Agreement.

D.Effective on December 13, 2013, Borrower and Lender entered into that certain Loan Agreement (Inventory Loan) pursuant to which Lender agreed to make Advances of the Loan against completed Timeshare Inventory within Phase I/II of the Timeshare Project (the "Prior Loan Agreement").  Borrower has requested and Lender has agreed, subject to the terms and provisions contained herein, to make Advances of the Loan against Timeshare Inventory located within Phase III of the Timeshare Project and which is not yet completed and is still under construction.

E.Subject to the satisfaction of certain terms and conditions, Lender and Borrower desire to amend and restate the Prior Loan Agreement in order to, inter alia, (i) provide for the making of Advances against Phase III Timeshare Intervals, (ii) increase the Maximum Loan Amount to $15,000,000, and (iii) extend the Borrowing Term and the Maturity Date.

F.This Agreement amends, restates and supersedes the Prior Loan Agreement, and upon full execution and delivery of this Agreement and the other Loan Documents by all parties thereto, this Agreement shall become effective and the Prior Loan Agreement shall be of no further force or effect.

G.In addition to the foregoing inventory loan, Borrower and Lender are parties to another loan transaction, the purpose of which is to provide a receivables loan facility in an aggregate amount of up to $45,000,000 to support Borrower's working capital needs at the Timeshare Project and other timeshare projects owned by Borrower (such other loan transactions are sometimes called the "Receivables Loan").

H.The Receivables Loan is evidenced by, among other documents, a First Amended and Restated Loan and Security Agreement dated June 30, 2015 (as amended from time to time, the "Receivables Loan Agreement") and other documents executed in connection therewith and defined in the Receivables Loan Agreement as the "Loan Documents" (as amended from time to time, collectively with the Receivables Loan Agreement, the "Receivables Loan Documents").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Agreement agree as follows:

1.DEFINITIONS

1.1Certain Defined Terms.  As used in this Agreement (including any Exhibits attached hereto) and the other Loan Documents unless otherwise expressly indicated in this Agreement or the other Loan Documents, the following terms shall have the following meanings (such meanings to be applicable equally both to the singular and plural terms defined).

Additional Collateral:  as defined in Section 3.3 hereof.

Additional Timeshare Inventory:  as defined in Section 2.11 hereof.

Advance:  an advance of the proceeds of the Loan by Lender to, or on behalf of, Borrower in accordance with the terms and conditions of this Agreement.

Affiliate:  Any Person:  (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided,  however, that under no circumstances shall Guarantor be deemed an Affiliate of any 5% or greater shareholder of Guarantor or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of Guarantor, nor shall any such shareholder be deemed to be an Affiliate of Guarantor.  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, (i) only entities included in Guarantor’s GAAP consolidated financial statements shall be Affiliates of Guarantor (a "Direct Affiliate"), (ii) Guarantor shall be deemed to be an Affiliate of Borrower and (iii) each of Bluegreen Vacations Unlimited, Inc. and Big Cedar, L.L.C. shall be deemed an Affiliate of Borrower.

Agreement:  this First Amended and Restated Loan Agreement, as it may from time to time be amended, supplemented or restated.

Amendment Fee:   as defined in Section 2.9(b) hereof.

Applicable Usury Law:  the usury law chosen by the parties pursuant to the terms of Section 9.13 or such other usury law which is applicable if such usury law is not.

Articles of Organization:  the charter, articles of incorporation, articles of organization, operating agreement, joint venture agreement, partnership agreement, by-laws and any other written documents evidencing the formation, organization, governance and continuing existence of an entity.

Bankruptcy Code:  as defined in Section 9.22 hereof.

Base Rate:  the rates per annum quoted by Lender as Lender's 30 day LIBOR rate based upon quotes from the London Interbank Offered Rate from the British Bankers Association Interest Settlement Rates, as quoted for U.S. Dollars by Bloomberg, or other comparable services selected by the Lender.  The Index is not necessarily the lowest rate charged by Lender on its loans.  If the foregoing 30 day LIBOR rate becomes unavailable during the Term, Lender may designate a substitute index after notifying Borrower.  The 30 day LIBOR rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein.  The LIBOR rate selected by Lender may not necessarily be the same as the quoted "offer" side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period.

Base Rate Determination Date:  two Business Days prior to the last Business Day of each calendar month.  Notwithstanding the foregoing, the initial Base Rate Determination Date shall be two Business Days prior to the Effective Date.

Basic Interest:  as defined in Section 2.5 hereof.

Basic Interest Rate:  (i) prior to the making of the End of Construction Advance,  the variable interest rate per annum, adjusted as of each Base Rate Determination Date, equal to the Base Rate in effect as of each Base Rate Determination Date plus 450 basis points, but in no event shall the Basic Interest Rate, prior to the making of the End of Construction Advance, exceed the rate permitted by the Applicable Usury Law or fall below 5.5% per annum and (ii) upon and at all times after the making of the End of Construction Advance, the variable interest rate per annum, adjusted as of each Base Rate Determination Date, equal to the Base Rate in effect as of each Base Rate Determination Date plus 350 basis points, but in no event shall the Basic Interest Rate, upon and at all times following the making of the End of Construction Advance, exceed the rate permitted by the Applicable Usury Law or fall below 5% per annum.

Bluegreen:  Bluegreen Corporation, a Florida corporation and formerly a Massachusetts corporation.

Bluegreen Inc.:  Bluegreen Vacation Club, Inc., a Florida nonprofit corporation, and its successors and assigns, which was organized and formed to manage and operate the Vacation Club and with respect to which each Purchaser becomes a Class A Member thereof upon the purchase of Timeshare Inventory.

Borrower:  the entity named as Borrower in the introductory paragraph of this Agreement and, subject to the restrictions on assignment and transfer contained in the Loan Documents, its successors and assigns.

Borrowing Term:  the period ending on June 30, 2018.

Business Day:  every day on which Lender's offices in the state of Arizona are open to the public for carrying on substantially all its business functions or any day which is not a Saturday or Sunday or a legal holiday under the laws of the State of Missouri, State of Florida or the United States.

Closing Timeshare:  as defined in Section 2.7(c) hereof.

Collateral:  the collateral pledged to Lender pursuant to the Security Documents.

Debtor Relief Laws:  any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law, proceeding or device providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

Default Rate:  the lesser of (a) the maximum per annum rate permitted by Applicable Usury Law, and (b) five percent (5%) per annum in excess of the applicable Basic Interest Rate not to exceed a maximum per annum rate of eighteen percent (18%).

Effective Date:  the date of this Agreement.

Encumbered Timeshare Product:  as the context requires, the Timeshare Inventory or Phase III Timeshare Intervals that are, from time to time, subject to the lien of the Mortgage.

End of Construction Advance:  the Advance at the end of construction which is made against Phase III Timeshare Intervals.

Environmental Indemnity:  a Hazardous Substance Remediation and Indemnification Agreement dated December 13, 2013, executed and delivered by Borrower and Guarantor and containing representations, warranties and covenants regarding the environmental condition of the Timeshare Project and the Collateral, as it may from time to time be amended, supplemented or restated.

Event of Default:  as defined in Section 7.1 hereof.

Executive Order:  as defined in Section 5.19 hereof.

Existing Indebtedness: collectively, Borrower's existing indebtedness owed to Quorum.

Foreign Assets Control Regulations:  as defined in Section 5.19 hereof.

GAAP:  generally accepted accounting principles, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.

General Contractor:  the general contractor retained by the Borrower to construct Phase III.

Guarantor:  Bluegreen, and, subject to any restrictions on assignment and transfer contained in the Loan Documents, its successors and assigns.

Guaranty:  a primary, joint and several guaranty agreement made by a Guarantor with respect to all or any part of the Obligations, as it may be from time to time amended, supplemented or restated.

Impositions:  all present and future real estate, personal property, excise, privilege, transaction, documentary stamp and other taxes, charges, assessments and levies (including non-governmental assessments and levies such as maintenance charges, association dues and assessments under private covenants, conditions and restrictions) and any interest, costs, fines or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed in connection with the Loan, the Collateral or the Loan Documents.  Impositions shall include any and all taxes, withholding obligations, deductions, license or other fees, assessments, charges, fines, duties, imposts, penalties, or any property, privilege, excise, real estate or other taxes, charges or assessments currently or hereafter levied or imposed by any local, state, or federal governmental authority of the United States upon or in connection with or measured by the Loan Documents, the Collateral, or the principal or accrued interest under the Loan, Loan Fee, Amendment Fee, Non-Use Fee, collection fees or other amounts payable by Borrower to Lender under the Loan Documents or by Purchasers to Borrower.

Incipient Default:  an event or condition, the occurrence of which would, with a lapse of time or the giving of notice or both, become an Event of Default.

Indebtedness:  for any Person, without duplication, the sum of the following:

(a)indebtedness for borrowed money;

(b)obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)obligations to pay the deferred purchase price of property or services;

(d)obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

(e)obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property;

(f)obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument;

(g)indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset);

(h)obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) though (g) above; and

(i)liabilities in respect to unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.

Insurance Policies:  the insurance policies that Borrower is required to maintain and deliver pursuant to Section 6.1(c) hereof.

Inventory Costs:  as defined in Section 2.1(a) hereof.

Legal Requirements:  (a) all present and future judicial decisions, statutes, regulations, permits, approvals, registrations and licenses or certificates of any governmental authority (including from any state regulatory agency, department or division in any jurisdiction in which the Timeshare Project is located which has the power and authority to regulate the Timeshare Project in such jurisdiction) in any way applicable to Borrower or its property, including any applicable state statute or other law in any jurisdiction where the Timeshare Project is located which governs the creation and regulation of condominiums in such jurisdiction, as the same may be amended from time to time, and (b) all contracts or agreements (written or oral) by which Borrower or its property is bound or, if compliance therewith would otherwise be in conflict with any of the Loan Documents, by which Borrower or its property becomes bound with Lender's prior written consent.

Lender:  National Bank of Arizona, a national banking association, and its successors and assigns.

Loan:  the revolving loan made pursuant to Section 2.1 hereof.

Loan Documents:  this Agreement, the Note, any and all Guaranties, any and all Subordination Agreements, the Environmental Indemnity, the Security Documents, the Patriot Act Certificate and Agreement, and all other documents now or hereafter executed in connection with the Loan, as they may from time to time be amended, modified, supplemented or otherwise restated.

Loan Fee:  as defined in Section 2.9(a) hereof.

Loan to Cost Ratio:  as defined in Section 2.1(a) hereof.

Material Adverse Change:  any material and adverse change in, or a change which has a material adverse effect upon, any of:

(a)the business, properties, operations or condition (financial or otherwise) of Borrower or of Guarantor, which, with the giving of notice or the passage of time, or both, could reasonably be expected to result in either (i) Borrower or Guarantor failing to comply with any of the financial covenants contained in Section 6.1(m) or (ii) Borrower's or Guarantor's inability to perform its or their respective obligations pursuant to the terms of the Loan Documents; or

(b)the legal or financial ability of Borrower or Guarantor to perform its or their respective obligations under the Loan Documents and to avoid any Incipient Default or Event of Default; or

(c)the legality, validity, binding effect or enforceability against Borrower or Guarantor of any Loan Document.

Maturity Date:  the first to occur of (a) June 30, 2020 or (b) the date on which the Loan is required to be repaid pursuant to the terms of this Agreement.

Maximum Loan Amount:  $15,000,000.

Minimum Quarterly Payments:  as defined in Section 2.7(d) hereof.

Monthly Payment Date:  the 20th day of each calendar month (or if such 20th day is not a Business Day, then the first Business Day thereafter).

Mortgage:  the Deed of Trust, Assignment of Leases, Rents and Proceeds, Security Agreement, Fixture Filing and Assignment of Declarant's Rights executed and delivered by Borrower to Lender, and recorded in the public records of Taney County, Missouri, as amended, supplemented or restated from time to time, which encumbers the Sales Center Floor and certain other real property at the Timeshare Project and which, among other Loan Documents, secures the Loan and the Receivables Loan.

Non-Use Fee:  as defined in Section 2.12 hereof.

Note:  the First Amended and Restated Promissory Note (Inventory Loan) to be made and delivered by Borrower to Lender having a face amount equal to $15,000,000, dated as of the Effective Date and made payable to Lender to evidence the Loan, as it may from time to time be amended, supplemented or restated.

Obligations:  all obligations, agreements, duties, covenants and conditions of Borrower to Lender which Borrower is now or hereafter required to Perform under the Loan Documents and the Receivables Loan Documents.  Without in any way limiting the foregoing, the term Obligations includes (i) any and all obligations of Borrower to Lender with respect to the Loan and the Receivables Loan and (ii) any and all obligations of Borrower to Lender arising under or in connection with any transaction hereafter entered into between Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, as applicable.

Owner Beneficiary:  the Purchaser under the Purchase Contract who purchases Timeshare Inventory in the Timeshare Project pursuant to such Purchase Contract and is thereby designated an Owner Beneficiary under the terms of the Vacation Club Trust Agreement and entitled to exercise Owner Beneficiary Rights with appurtenant Vacation Points.

Owner Beneficiary Rights:  the beneficial rights provided to a Purchaser under the Vacation Club Trust Agreement, which rights shall specifically include the rights of performance provided to Owner Beneficiaries by the Vacation Club Trustee under the Vacation Club Trust Agreement and related documents, which Owner Beneficiary Rights shall specifically include as an appurtenance thereto Vacation Points.

Paradise Point Project:  that certain vacation ownership project, commonly known as Paradise Point Resort, located in Hollister, Missouri.

Paradise Point Timeshare Association:  Paradise Point Resort Property Owners Association, a Missouri corporation not-for-profit, which is the association established in accordance with the Paradise Point Timeshare Declaration to manage the Paradise Point Timeshare Program and in which all owners of Timeshare Inventory at the Paradise Point Project will be members.

Paradise Point Timeshare Declaration:  that declaration of covenants, conditions and restrictions which has been recorded in the real estate records of the county where the Paradise Point Project is located, and has established the Paradise Point Timeshare Program.

Paradise Point Timeshare Management Agreement:  the management agreement from time to time entered into between the Paradise Point Timeshare Association and the Timeshare Manager for the management of the Paradise Point Timeshare Program.

Paradise Point Timeshare Project:  the portions of the Paradise Point Project submitted to the Paradise Point Timeshare Declaration.

Paradise Point Timeshare Program:  the program created within the Paradise Point Project under the Paradise Point Timeshare Declaration by which Persons may own Timeshare

Inventory, enjoy their respective Timeshare Inventory on a recurring basis, and share the expenses associated with the operation and management of such program.

Patriot Act Certificate and Agreement:  the Patriot Act Certificate and Agreement by and among Borrower, Guarantor and Lender, dated December 13, 2013.

Performance or Perform:  full, timely and faithful payment and performance.

Permitted Debt:  the meaning given to it in Section 6.2(b) hereof.

Permitted Encumbrances:  with respect to the Timeshare Project (i) real estate taxes and assessments not yet due and payable, (ii) exceptions to title which are approved in writing by Lender (including such easements, dedications and covenants which Lender consents to in writing after the date of this Agreement), (iii) those exceptions listed on the attached Exhibit A and, (iv) as to Phase III only, the additional exceptions listed on the attached Exhibit A-1.

Person:  an individual, general partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

Phase: Phase  I/II or Phase III, as the context requires.

Phase I/II:  As to Phase I, Building 3 at the Timeshare Project, constructed by Borrower, together with individual Timeshare Inventory acquired by Borrower in Buildings 5, 6, 7 and 8 at the Timeshare Project, and, as to Phase II, Building 2, constructed by Borrower at the Timeshare Project.

Phase III:  Building 9 at the Timeshare Project, together with Phase III at the Timeshare Project, which is presently under construction and which will consist of 24 two-bedroom/one-bedroom lockoff Units and 12 three-bedroom Units.

Phase III Timeshare Intervals:  Timeshare intervals within Phase III that have not yet been completed and which are still under construction, for which no certificate of conformance has yet been issued and which have not yet been dedicated to the applicable Timeshare Declaration.

Pre-Advance:   an Advance against Phase III Timeshare Intervals made between the Effective Date and the date prior to the making of the End of Construction Advance.

Prior Loan Agreement:  as defined in the Background Statements.

Prohibited Drug Law Activities:  as defined in Section 6.2(g) hereof.

Public Report:  the approved public report, permit or public offering statement for the Vacation Club and for the Timeshare Project and the approvals or registrations for the Timeshare Project, in the jurisdiction in which the Timeshare Project is located and in each other jurisdiction in which sales of Timeshare Inventory are made or the Timeshare Project is otherwise required to be registered.

Purchase Contract:  a purchase contract by and between a Purchaser, Bluegreen Vacations Unlimited Inc. (as "Club Developer"), and Borrower (as "Facilitator") pursuant to which Borrower has agreed to sell and a Purchaser has agreed to purchase Timeshare Inventory in connection with such Purchaser's designation as an Owner Beneficiary under the Vacation Club Trust Agreement, commonly known as a Bluegreen Owner Beneficiary Agreement.

Purchaser:  a person who has executed a Purchase Contract as a purchaser.

Quorum:  Quorum Federal Credit Union, a federally chartered credit union.

Receivables Loan:  as defined in the Background Statements.

Receivables Loan Agreement:  as defined in the Background Statements.

Receivables Loan Documents:  as defined in the Background Statements.

Release Payment(s):  as defined in Section 2.7(c) hereof.

Release Percentage:  at the context requires, the Release Percentage (Phase I/II) or the Release Percentage (Phase III).

Release Percentage (Phase I/II):  with respect to Encumbered Timeshare Product within Phase I/II and the release of the same from the lien of the Mortgage, a percentage which is calculated in the following manner: (i) on the Effective Date 5.18% and (ii) as of the Monthly Payment Date occurring in each of April, July, October and January throughout the Term commencing July 2015, the Release Percentage (Phase I/II) shall be recalculated to equal the (a) then unpaid principal balance of the Loan advanced against Encumbered Timeshare Product in Phase I/II (after adjusting for payments or Advances made on or under the Loan up to the time of such recalculation) (b) divided by the product of (i) the then Retail Value of the Encumbered Timeshare Product in Phase I/II (ii) multiplied by 75%.  Notwithstanding periodic recalculations of the Release Percentage (Phase I/II), in no event shall the Release Percentage (Phase I/II) ever fall below 5% of the Retail Value.

Release Percentage (Phase III):  with respect to Encumbered Timeshare Product within Phase III and the release of the same from the lien of the Mortgage, a percentage which is calculated in the following manner.  At the time of the End of Construction Advance, the percentage obtained when the (a) unpaid principal balance of the Loan advanced against Encumbered Timeshare Product in Phase III (b) is divided by the product of (i) the Retail Value of the Encumbered Timeshare Product in Phase III (ii) multiplied by 75%.  Effective as of the Monthly Payment Date occurring in each of April, July, October and January throughout the Term commencing following the making of the End of Construction Advance, the Release Percentage (Phase III) shall be recalculated to equal the (a) then unpaid principal balance of the Loan advanced against Encumbered Timeshare Product in Phase III (after adjusting for payments or Advances made on or under the Loan up to the time of such recalculation) (b) divided by the product of (i) the then Retail Value of the Encumbered Timeshare Product in Phase III (ii) multiplied by 75%.  Notwithstanding periodic recalculations of the Release Percentage (Phase III), in no event shall the Release Percentage (Phase III) ever fall below 5% of the Retail Value or exceed 18% of the Retail Value.

Resolution:  a resolution of a corporation or other entity certified as true and correct by an authorized officer of such corporation or other entity, a certificate signed by such members, the manager or managers and/or the authorized officers of a limited liability company as may be required by applicable law and by the Articles of Organization of such limited liability company, or a partnership certificate signed by all of the general partners of such partnership and such other partners whose approval is required.

Retail Value:  the product of $1.60 multiplied by the number of unsold Vacation Points attributable to Encumbered Timeshare Product, inclusive of any unsold Timeshare Inventory that constitutes Encumbered Timeshare Product and is located in Units that are currently used for on-site sales models, but excluding Units used for alternative purposes such as, for example, office space, storage or conference rooms and excluding the Sales Center Floor.

Sales Center Floor:  the fourth floor of Building 7 as described in the Paradise Point Timeshare Declaration, located on Lot I, Paradise Point Resort, per the Final Plat thereof, Plat Book/Slide F, pages 406 – 407 of the Taney County Recorder's Office, with such fourth floor being utilized as a sales center and check-in area.

Security Documents:  the Mortgage, this Agreement and all other documents now or hereafter securing the Obligations, as they may be from time to time be amended, supplemented or restated.

Subordination Agreement:  such subordination agreement from a Subordinator subordinating Indebtedness owed to it by Borrower to all or a part of the Obligations, whether delivered on or before the Effective Date or thereafter, as the same may from time to time be amended, supplemented or restated.

Subordinated Indebtedness.  Indebtedness represented by Guarantor's junior subordinated debentures or such other Indebtedness incurred by Guarantor which is treated as subordinated indebtedness in accordance with GAAP.

Subordinator:  at any time, a Person (including Big Cedar, L.L.C., a Missouri limited liability company, Bluegreen Vacations Unlimited, Inc., a Florida corporation and Guarantor) then required under the terms of this Agreement to subordinate Indebtedness owed to it by Borrower or a Guarantor to all or any part of the Obligations in accordance with the terms of a Subordination Agreement.

Tangible Net Worth:  on a consolidated basis for Guarantor and its subsidiaries, at any date, the (a) sum of (i) total shareholders' equity, including any non-controlling interest, as reported in Guarantor's most recent annual financial statement, plus (ii) Subordinated Indebtedness, as reported in Guarantor's most recent annual financial statement and (b) less any loans or other indebtedness owed by an Affiliate to Guarantor, including BFC Financial Corporation and any other of Guarantor's shareholders, owners or members.

Term:  the duration of this Agreement, commencing on the Effective Date and ending when all of the payment Obligations have been Performed (other than the portion of the Obligations that survive repayment of the Note, such as indemnities given under the Loan Documents, which have not accrued prior to the repayment of the Note).

Timeshare Association:  Paradise Point Timeshare Association.

Timeshare Declaration:  Paradise Point Timeshare Declaration.

Timeshare Inventory:  a timeshare fee simple estate in the Timeshare Project as established and provided in the applicable Timeshare Declaration, which consists of an undivided interest as tenant in common with other owners in the relevant Timeshare Program, including the appurtenant exclusive right to occupy and use a Unit for one or more periods per calendar year or per second calendar year of one week or a portion of one week, and subject to the then existing reservation rules and regulations of the applicable Timeshare Association, together with all appurtenant rights and interests, including without limitation, the right to make reservations pursuant to the reservation system pertaining thereto, and appurtenant use rights in and to common elements at the Timeshare Project, easements, licenses, access and use rights in and to all of the facilities at the Timeshare Project, all of which the Purchaser thereof directs Borrower to immediately convey to the Vacation Club Trustee and which the Vacation Club Trustee holds pursuant to the provisions of the Vacation Club Trust Agreement, at which time, the Purchaser becomes a member and Owner Beneficiary of the Vacation Club, is identified in a schedule attached to the Vacation Club Trust Agreement, as amended from time to time to include new Owner Beneficiaries, and is entitled to certain Owner Beneficiary Rights under the Vacation Club Trust Agreement and a specific number of Vacation Points corresponding to such rights, which Vacation Points may be used by the Owner Beneficiary for lodging for varying lengths of time at various Vacation Club resorts.

Timeshare Management Agreement:  the Paradise Point Timeshare Management Agreement.

Timeshare Manager:  the Person from time to time employed by the Paradise Point Timeshare Association to manage the Paradise Point Timeshare Program.

Timeshare Program:  the Paradise Point Timeshare Program.

Timeshare Program Governing Documents:  the Public Report, the Timeshare Declaration, any condominium declarations pertaining to the Timeshare Project, the Articles of Organization and bylaws for each Timeshare Association and for Bluegreen Inc., any and all rules and regulations from time to time adopted by each Timeshare Association and Bluegreen Inc., the Timeshare Management Agreement, the Vacation Club Trust Agreement, the Vacation Club Management Agreement, any subsidy agreement, if applicable, by which Borrower is obligated to subsidize shortfalls in the budget of the Timeshare Program in lieu of paying assessments, any affiliation agreements,  any amenity agreements and any other existing and future contracts, agreements or other documents relating to the establishment, use, occupancy, operation, management, marketing, sale and maintenance of the Timeshare Project.

Timeshare Project:  the Paradise Point Timeshare Project.

Title Insurer:  a title company which is acceptable to Lender and issues a Title Policy, including without limitation, First American Title Insurance Company.

Title Policy:  in connection with the Mortgage, an ALTA lender's policy of title insurance in an amount not less than the Loan insuring that the Mortgage is a valid first lien on the Encumbered Timeshare Product and the Sales Center Floor, subject only to the Permitted Encumbrances, issued by Title Insurer and in form and substance and with such endorsements as are reasonably acceptable to Lender.

Trading With the Enemy Act:  as defined in Section 5.19 hereof.

Unit:  a dwelling unit in the Timeshare Project.

Vacation Club:  defined in the Background Statements.

Vacation Club Management Agreement:  the management agreement from time to time entered into between the Vacation Club Trustee and the Vacation Club Manager for the management of the Vacation Club.

Vacation Club Manager:  Bluegreen Resorts Management, Inc., a Delaware corporation, and such other Person from time to time employed by the Vacation Club Trustee to manage the Vacation Club.

Vacation Club Trust:  the trust established pursuant to the Vacation Club Trust Agreement and in accordance with F.S. Ch. 721 (the Florida Vacation Plans and Timesharing Act).

Vacation Club Trust Agreement:  means, collectively, that certain Bluegreen Vacation Club Amended and Restated Trust Agreement, dated as of May 18, 1994, by and among Bluegreen Vacations Unlimited, Inc., the Vacation Club Trustee, Bluegreen Resorts Management, Inc. and Bluegreen Vacation Club, Inc., as amended, restated or otherwise modified from time to time, together with all other agreements, documents and instruments governing the operation of the Vacation Club.

Vacation Club Trustee:  Vacation Trust, Inc., a Florida corporation, in its capacity as trustee under the Vacation Club Trust Agreement, and its permitted successors and assigns.

Vacation Points:  the value placed upon a nightly or weekly occupancy of a timeshare unit pursuant to the terms of the Purchase Contract, which value may be set forth within the Demand Balancing Standard (as defined in the Vacation Club Trust Agreement).

Ward Financial:  Ward Financial Company, a Pennsylvania corporation.

1.2Other Definitional Provisions.

Capitalized terms used in this Agreement or in any Loan Document which are defined herein shall have the meanings set forth herein.  Capitalized terms defined in the Preliminary Statements or elsewhere in this Agreement shall have the meanings assigned to them at the place first defined.  As used herein, the term "this Agreement" shall include all exhibits, schedules and addenda attached hereto, all of which shall be deemed incorporated herein and made a part hereof.  The definitions include the singular and plural forms of the terms defined.  Any defined term which relates to a document, instrument or agreement shall include within its definition any amendments, modifications, supplements, renewals, restatements, extensions, or substitutions which may have been heretofore or may be hereafter executed in accordance with the terms hereof and thereof.  Unless otherwise specified, references to particular section numbers shall mean the respective sections of this Agreement.

Accounting terms not defined herein will have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP, the definitions contained herein will control. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding", and reference to a numbered or lettered subdivision of an Article, section or paragraph shall include relevant matter within the Article, section or paragraph which is applicable to but not within such numbered or lettered subdivision.  Whenever the words "including", "include", or "includes" are used in the Loan Documents, they shall be interpreted in a non-exclusive manner as though the words, "without limitation," immediately followed the same.

2.LOAN COMMITMENT; USE OF PROCEEDS

2.1Loan Commitment.

(a)Determination of Advance Amounts as to Additional Timeshare Inventory.  The provisions of this Section 2.1(a) pertain solely to Advances against Additional Timeshare Inventory and all references in this section to the defined term "Encumbered Timeshare Product" shall mean, for purposes of this section, Additional Timeshare Inventory that is from time to time subject to the lien of the mortgage.  Lender hereby agrees, if Borrower has Performed all of the Obligations then due (and no Event of Default or Incipient Default exists), to make an Advance to Borrower against Additional Timeshare Inventory in accordance with the terms and conditions of this Agreement for the purposes specified in Section 2.3.  The maximum amount of the Advance shall be equal to 13.5% of the Retail Value of the Encumbered Timeshare Product.  At no time shall the unpaid principal balance of the Loan exceed the least of (i) the Maximum Loan Amount, (ii) 13.5% of the Retail Value of the Encumbered Timeshare Product, (iii) 80% of the prorated costs of goods sold ("Inventory Costs") of the Encumbered Timeshare Product from buildings in existence at the time of the initial Advance and at the time of the first Advance on Encumbered Timeshare Product from any buildings where construction was initiated after the Effective Date (the "Loan to Cost Ratio") or (iv) 75% of the appraised value of the Encumbered Timeshare Product, as reflected in the appraisals delivered to Lender pursuant to Sections 4.1(j) and 6.1(q) hereof.  If at any time the limitation set forth in clause (i) above is exceeded, then within 5 Business Days thereafter, Borrower will make a principal payment to Lender in an amount equal to such overage.  If at any time the limitations set forth in clauses (ii) through (iv) above are exceeded, then within 20 days thereafter, Borrower will at its sole option either (x) make a principal payment to Lender or (xi) pledge to Lender Additional Timeshare Inventory (under the conditions set forth in Section 2.11 hereof) (or any combination of the alternatives contained in clauses (x) or (xi) above) so that after such payment or pledge, the relevant limitation is not exceeded. Notwithstanding the foregoing, in order to avoid the complications arising from a recalculation of the Release Payments prior to the making of the End of Construction Advance, in no event shall Advances be permitted against Additional Timeshare Inventory during the period commencing on the making of the first Pre-Advance and ending on the making of the End of Construction Advance.

(b)Determination of Advance Amounts as to Phase III Timeshare Intervals.  The provisions of this Section 2.1(b) pertain solely to the making of Advances against Phase III Timeshare Intervals and all references in this section to the term "Encumbered Timeshare Product" shall, for purposes of this section, mean Phase III Timeshare Intervals that are from time to time subject to the lien of the Mortgage.  Lender hereby agrees, if Borrower has Performed all of the Obligations then due (no Event of Default or Incipient Default exists), to make Advances to Borrower against Phase III Timeshare Intervals in accordance with the terms and conditions of this Agreement for the purposes specified in Section 2.3.  A total of 4 Advances shall be made against Phase III Timeshare Intervals, with the first 3 Advances being characterized as Pre-Advances and the last Advance being characterized as the End of Construction Advance.  Following the making of the first Pre-Advance, subsequent Pre-Advances and the End of Construction Advance shall be made no more frequently than 90 days following the making of the immediately previous such Advance and Borrower shall satisfy all conditions precedent to the making of the End of Construction Advance within 20 months following the making of the first Pre-Advance or the End of Construction Advance shall not occur.  In addition to satisfying all other conditions to the making of an Advance, as contained herein, the making of the End of Construction Advance is subject to the satisfaction of the conditions set forth in Sections 4.1(e)(ii),  4.1(l), and 4.1(m) hereof as to the Encumbered Timeshare Product.

(i) Pre-Advance.  The maximum amount of each Pre-Advance shall equal $3,750,000.  However, notwithstanding the foregoing, in no event shall a Pre-Advance cause the unpaid principal balance of the Loan to exceed the least of (A) the Maximum Loan Amount, (B) 75% of the appraised value of the Encumbered Timeshare Product, as reflected in the appraisals delivered to Lender pursuant to Sections 4.1(j) or 6.1(q) hereof, as applicable, and (C) 58% of the Inventory Costs of the Encumbered Timeshare Product incurred to date (with Inventory Costs, for purposes of this Section 2(b)(i), determined through the delivery of AIA Document G703).

(ii) End of Construction Advance.  The maximum amount of the End of Construction Advance shall equal 15.52% of the Retail Value of the Encumbered Timeshare Product less the total aggregate Pre-Advances previously made to date.  Notwithstanding the foregoing, in no event shall the End of Construction Advance cause the unpaid principal balance of the Loan to exceed the least of (X) the Maximum Loan Amount, (Y)  75% of the appraised value of the Encumbered Timeshare Product as reflected in the appraisals delivered to Lender pursuant to Sections 4.1(j) or 6.1(q) hereof, as applicable, and (Z) 65% of the Inventory Costs of the Encumbered Timeshare Product.

(iii) Formula Balance.  If at any time the limitations set forth in clauses 2.1(b)(i)(A) or 2.1(b)(ii)(X) are exceeded, then within 5 Business Days thereafter, Borrower will make a principal payment to Lender in an amount equal to such overage.  If at any time the limitations set forth in clauses 2.1(b)(i)(B),  2.1(b)(i)(C),  2.1(b)(ii)(Y) or 2.1(b)(ii)(Z) above are exceeded, then within 20 days thereafter, Borrower will at its sole option either (A) make a principal payment to Lender or (B) pledge to Lender Additional Timeshare Inventory (under the conditions set forth in Section 2.11 hereof) (or any combination of the alternatives contained in clauses (A) or (B) above) so that after such payment or pledge, the relevant limitation is not exceeded.

(c)Revolving Nature of Loan.  The Loan is a revolving line of credit; however, all Advances shall be viewed as a single loan.  Borrower shall not be entitled to obtain Advances after the expiration of the Borrowing Term unless Lender, in its discretion, agrees in writing with Borrower to make Advances thereafter on terms and conditions satisfactory to Lender.  No more than one Advance will be made in any calendar month.

(d)Maximum Aggregate Loan Amount.  In no event shall (i) the combined unpaid principal balance of the Loan and the Receivables Loan exceed $45,000,000 or (ii) the unpaid principal balance of the Loan exceed $15,000,000.  If at any time, either of the foregoing limitations are exceeded, then within 5 Business Days thereafter, Borrower will make a principal payment to Lender in an amount equal to such overage.

2.2Continuation of Obligations Throughout Term.  This Agreement and Borrower's liability for Performance of the Obligations shall continue until the end of the Term.

2.3Use of Advance.  Borrower will use the proceeds of the Loan only for working capital, sales, marketing and other proper business purposes as it shall determine.

2.4Repayment of Loan.  The Loan shall be evidenced by the Note and shall be repaid in immediately available funds according to the terms of the Note and this Agreement.

2.5Interest.  Except as otherwise provided in the Note or this Agreement, interest ("Basic Interest") shall accrue on the unpaid principal balance of the Loan from time to time outstanding at the Basic Interest Rate.  Basic Interest is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days during the calendar month that the principal balance is outstanding.  Interest shall accrue on funds as of the date Lender wires such funds to Borrower or to any escrow agent handling disbursement of the Advance.  Payments of principal and any other amounts due and payable under the Loan Documents (other than Basic Interest) shall accrue interest at the Default Rate after the occurrence and continuation of an Event of Default.  Borrower acknowledges and agrees that the Default Rate is reasonable in light of the increased risk of collection after the occurrence and continuation of an Event of Default.

2.6Payments.

(a)Borrower agrees punctually to pay or cause to be paid to Lender all principal and interest due under this Agreement and the Note, respectively, with respect to the Loan.  All payments of principal, interest and fees on the Loan shall be made to Lender by federal funds wire transfer as instructed by Lender in immediately available funds.  If any payment of principal, interest or fees to be made by Borrower becomes due on a day other than a Business Day, such payment will be due on the next succeeding Business Day and such extension of time will be included in computing any interest with respect to such payment.

(b)If any installment of interest and/or the payment of principal is not received by Lender within 10 days after the due date thereof, then in addition to the remedies conferred upon Lender pursuant to Section 7.2 hereof and the other Loan Documents, Lender may elect to assess a late charge of 5% of the amount of the installment due and unpaid, which late charge will be added to the delinquent amount to compensate Lender for the expense of handling the delinquency; provided, however, no late charge shall be imposed upon a payment to repay the Loan upon the Maturity Date or upon acceleration of the Loan.  Borrower and Lender agree that such late charge represents a good faith and fair and reasonable estimate of the probable cost to Lender of such delinquency.  Borrower acknowledges that during the time that any such amount is in default, Lender will incur losses which are impracticable, costly and inconvenient to ascertain and that such late charge represents a reasonable sum considering all of the circumstances existing on the date of the execution of this Agreement and represents a reasonable estimate of the losses Lender will incur by reason of late payment.  Borrower further agrees that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of such late charge will not constitute a waiver of the default with respect to the overdue installment, and will not prevent Lender from exercising any of the other rights and remedies available hereunder.  Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on the Loan and the check or preauthorized charge with which Borrower pays is later dishonored.

2.7Minimum Required Payments.  Borrower shall make the following payments on the Loan:

(a)Interest Payments.  On the Monthly Payment Date beginning July, 2015, a monthly payment of interest only shall be due and payable, at the Basic Interest Rate, on the aggregate outstanding principal balance of the Loan in an amount equal to interest which accrued during the immediately preceding calendar month.

(b)Release Payments.  Encumbered Timeshare Product shall continue to be released from the lien of the Mortgage upon the payment of the required Release Price under conditions set forth below, until the unpaid principal balance of the Loan advanced prior to the Effective Date against Encumbered Timeshare Product within Phase I/II has been paid in full.  Thereafter, Lender hereby agrees to release a particular Closing Timeshare contained within Phase I/II upon the sale thereof to a Purchaser, without the payment of a Release Payment.

Other than the release of Encumbered Timeshare Product within Phase I/II as provided in the immediately previous sentence and in order to avoid complications arising from a recalculation of the Release Payment prior to the making of the End of Construction Advance, in no event shall any Encumbered Timeshare Product be released from the lien of the Mortgage until the making of the End of Construction Advance.  Thereafter, Encumbered Timeshare Product shall be released pursuant to the provisions set forth in Section 2.7(c).

(c)Release Process.  Subject to the provisions of Section 2.7(b) hereof, in connection with each closing of a sale of an item of Encumbered Timeshare Product at the Timeshare Project ("Closing Timeshare"), Borrower shall pay to Lender an amount calculated in respect of each Closing Timeshare, until the earlier of the Maturity Date or until the Loan is paid in full (as to each Closing Timeshare, such amount is called the "Release Payment" and as to all Closing Timeshares, the aggregate of such amounts is called the "Release Payments").

(i) The Release Payment per Closing Timeshare shall be an amount equal to the greater of (a) the then applicable Release Percentage multiplied by the sales price of such Closing Timeshare or (b) an amount, calculated from time to time by Lender in good faith, as may be necessary to cause the entire Loan to be fully paid upon the initial closing on sales of 75% of the total amount of Encumbered Timeshare Product in respect of which Advances are available for borrowing.

(ii) On or before the Monthly Payment Date subsequent to the month in which the sale of a Closing Timeshare occurs, Borrower shall deliver, or cause to be delivered, to Lender the required Release Payment for such Closing Timeshare.  Upon the payment of the required Release Payment, Lender shall credit the Release Payment as provided in Section 2.10.  Borrower acknowledges that Lender shall have no obligation to execute or deliver or authorize the recording of any partial release of the Mortgage related to a Closing Timeshare prior to Lender's receipt of the Release Payment for such Closing Timeshare in good collected funds in U.S. dollars.  In connection with the sale of a Closing Timeshare to a Purchaser, Lender agrees to execute and deliver to Borrower the partial release referenced below, pursuant to which the security interest in such Closing Timeshare created by the Mortgage will be released if, and only if, all of the following conditions have been satisfied:

(A) The full Release Payment in respect of such Closing Timeshare shall have been paid to and received by Lender in good and collected funds; and
(B) A partial release of mortgage, in the form attached hereto as Exhibit F shall have been completed by Borrower and submitted to Lender with the aforesaid request.

Borrower shall bear the responsibility of recording any and all documents executed and delivered pursuant to this section.  Borrower shall also pay all escrow costs and recording and transfer costs in respect to such documents.

(iii) At the time of closing of each Closing Timeshare, the Release Payment related to such Closing Timeshare may be paid by way of an offset against an advance, if any, made under the Receivables Loan in connection with such closing, and applied by Lender against the Loan as provided in Section 2.10, it being agreed, however, that Release Payments per Closing Timeshare are due to Lender in accordance with Section 2.7(c)(ii) regardless of whether an advance of the Receivables Loan is made in connection with such closing.

(iv) In addition to the adjustment to the Release Payment contemplated by clause (i) above, the Release Payment shall be adjusted following receipt of the appraisal contemplated in Section 6.1(q) as more fully provided in that section.

(d)Minimal Principal Reductions.  Borrower shall make the following minimum cumulative quarterly amortization payments (the "Minimum Quarterly Payments") during the following quarterly time periods commencing at the end of the Borrowing Term (with Release Payments paid by Borrower on or prior to such Quarterly Payment Date to be taken into account in determining whether or not Borrower has satisfied the required Minimum Quarterly Payments).  The Minimum Quarterly Payments per quarterly time period shall equal the following percentage of the unpaid principal balance of the Loan at the end of the Borrowing Term:

Quarterly Payment Date	Minimum Cumulative Quarterly Payments
September 2018	12.5%
December 2018	25%
March 2019	37.5%
June 2019	50%
September 2019	62.5%
December 2019	75%
March 2020	87.5%
Maturity Date	100%

In the event at the end of any quarterly time period, the required Minimum Quarterly Payment has not occurred, Borrower shall pay any shortfall to Lender within 20 days thereafter, other than the payment due on the Maturity Date which shall be due on that date, with no 20-day extension.  All such payments of principal will be applied by Lender as provided in Section 2.10.

(e)Release Price Maximum.  If at any time the Release Percentage exceeds 18% of the Retail Value, then within 20 days thereafter, Borrower will at its sole option either (i) make to Lender a principal payment or (ii) pledge to Lender Additional Timeshare Inventory (under the conditions set forth in Section 2.11 hereof) (or any combination of the alternatives contained in clauses (i) or (ii) above) so that after such payment or pledge, the Release Percentage is equal to or less than 18% of the Retail Value.

(f)Final Payment.  The entire outstanding principal amount of the Loan, together with all other monetary Obligations due in respect of the Loan, shall be paid in full by not later than the earliest of: (i) the Maturity Date or (ii) the occurrence of an Event of Default (and Lender's election to accelerate the Loan).

2.8Prepayment.  Borrower may prepay the Loan, in full or in part, at any time, without any prepayment premium or penalty.

2.9Loan Fee and Amendment Fee.

(a) Loan Fee    A fee of one and one-half percent (1.5%) on the amount of each Pre-Advance and the End of Construction Advance shall be paid to Lender by Borrower (cumulatively, the "Loan Fee"), concurrently with each such Advance and which may be withheld from the proceeds of such Advance.  On December 15, 2015, the positive difference, if any, between $75,000 and the Loan Fee paid by Borrower in connection with Pre-Advances and the End of Construction Advance, shall be due and payable to Lender.  In no event shall the total Loan Fee with respect to Pre-Advances and the End of Construction Advance exceed $75,000.  The Loan Fee was fully earned as of the Effective Date in consideration for Lender's agreement to fund Advances in accordance with the terms of this Agreement.  Regardless of whether Borrower repays or is required to repay the Loan prior to the end of the Maturity Date, Borrower will not be entitled to any refund of the Loan Fee.

(b) Amendment Fee  A fee in the amount of $37,500 (the "Amendment Fee") shall be paid to Lender by Borrower at the time of the first Pre-Advance, but in no event later than September 30, 2015, in consideration of Lender's agreement to modify the Loan and extend the Borrowing Term, and such Amendment Fee may be withheld from the proceeds of an Advance.  The Amendment Fee was fully earned as of the Effective Date in consideration for Lender's agreements contained herein.  Regardless of whether Borrower repays or is required to repay the Loan prior to the end of the Maturity Date, Borrower will not be entitled to any refund of the Amendment Fee.

2.10Application of Proceeds of Collateral and Payments.  Notwithstanding anything in the Loan Documents to the contrary, the amount of all payments or amounts received by Lender with respect to the Loan shall be applied in the following order of priority:  (a) to any past due payments of interest on the Loan and to accrued interest on the Loan through the date of such payment, including any interest at the Default Rate; (b) to any late fees, examination fees and expenses, collection fees and expenses and any other fees and expenses due to Lender under the Loan Documents in connection with the Loan; and (c) to the unpaid principal balance of the Loan.  In calculating interest and applying payments as set forth above:  (i) interest on the Loan shall be calculated and collected through the date payment is actually received by Lender; (ii) interest on the outstanding balance of the Loan shall be charged during any grace period permitted under the Loan Documents; (iii) at the end of each month, at the reasonable discretion of Lender, all past due interest and other past due charges provided for under the Loan Documents with respect to the Loan shall be added to the principal balance of the Loan; and (iv) to the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations in connection with the Loan shall be revived and continue as if such payment or proceeds had not been received by Lender and Lender may adjust the Loan balance as Lender, in its discretion, deems appropriate as indicated under the circumstances.  The provisions of this Section 2.10 are also subject to the parties' rights and obligations under the Loan Documents as to the application of proceeds of the Collateral following an Event of Default.

2.11Additional Timeshare Inventory.  On a monthly basis Borrower shall have the option of pledging additional Timeshare Inventory from the Timeshare Project (the "Additional Timeshare Inventory") to Lender provided that (i) the Mortgage is amended to include such Additional Timeshare Inventory within the scope of the lien created thereunder, (ii) the Title Policy is endorsed to include as a part of Schedule A thereof such Additional Timeshare Inventory, subject only to the Permitted Encumbrances, at the sole cost and expense of Borrower and (iii) the conditions contained in Sections 4.1(l) and (m) are satisfied with respect to such Timeshare Inventory.  Upon satisfaction of all of the foregoing conditions, Borrower shall have the right to obtain Advances against such newly pledged Timeshare Inventory, subject to the terms and conditions set forth in this Agreement.  Subject to the approval of Lender's credit committee and such other conditions Lender shall require, additional timeshare projects owned by Borrower may be included in this Agreement and Timeshare Inventory from the additional timeshare projects may be eligible for an Advance hereunder.

2.12Non-Use Fee.  If during any calendar month between the period beginning one year after the Effective Date (as defined in the Receivables Loan Agreement) and ending on the last day of the calendar month in which the Borrowing Term (as defined in the Receivables Loan Agreement) expires, the highest combined unpaid principal balance of the Loan and the Receivables Loan during such calendar month is at any time less than $28,000,000, then within five Business Days following the end of any such calendar month, Borrower shall pay to Lender a non-use fee (the "Non-Use Fee") of one-half percent (.5%) per annum on the difference between $28,000,000 and the largest combined unpaid principal balance during such calendar month then ended under the Loan and the Receivables Loan.  However, in the event the combined unpaid principal balance of this Loan and the Receivables Loan is equal to or greater than $28,000,000 during such calendar month, then no Non‑Use Fee shall be due and payable.  The Non-Use Fee under this Agreement is the same Non-Use Fee payable under the Receivables Loan and only one Non-Use Fee is payable.

2.13Release of Mortgage.  Notwithstanding anything to the contrary in this Agreement, upon expiration of the Borrowing Term (or such earlier date provided Borrower waives its rights to any further Advance) and payment in full of all amounts owed under this Agreement (other than obligations intended to survive the repayment of the Inventory Note and amounts relating to the Receivables Loan) and provided that there does not then exist an Event of Default or an Incipient Default that matures into an Event of Default, Lender shall promptly release the lien of the Mortgage and shall terminate all financing statements and other documents or instruments relating to the Collateral and take such other actions as may be necessary to release any such Collateral from Lender's lien at the sole cost and expense of Borrower.  Such release shall not, however, extend to any collateral pledged by Borrower to Lender pursuant to the Receivables Loan Agreement or other Receivables Loan Documents (other than "Additional Collateral" (as defined in the Receivables Loan Agreement))

3.SECURITY

3.1Maintenance of Security  Borrower will maintain or cause to be maintained in full force and effect throughout the Term (except as otherwise expressly provided in such Loan

Document), as security for the Performance of the Obligations, the Security Documents and all other security required to be given to Lender pursuant to the terms of this Agreement.

3.2Liability of Guarantor.  The payment and Performance of the Obligations shall be jointly, severally, primarily and unconditionally guaranteed by Guarantor as set forth in the Guaranty.

3.3Cross-Collateralization.  The Loan and the Obligations hereunder and under any Loan Documents, shall (in addition to the Collateral) be further secured and cross‑collateralized by any properties, interests or assets of Borrower, real, personal or mixed, tangible or intangible, in which Lender is granted lien or mortgage rights or security interests at any time under the Receivables Loan Documents or with respect to the Receivables Loan (such properties, interests or assets in which Lender may hold lien rights or security interests from time to time are called the "Additional Collateral").  For value received, Borrower hereby grants to Lender a security interest in and to the Additional Collateral to secure the timely payment and performance of the Obligations; and Borrower agrees to deliver to Lender financing statements and other documents as may be reasonably required by Lender from time to time to further evidence and perfect Lender's liens and security interests in the Additional Collateral.

4.CONDITIONS PRECEDENT TO ADVANCE; METHOD OF DISBURSEMENT

4.1Closing Conditions.  The obligation of Lender to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions to the satisfaction of Lender, in the exercise of its sole discretion:

(a)Loan Documents.  Borrower shall have delivered to Lender the Loan Documents, duly executed, delivered and in form and substance satisfactory to Lender.

(b)Opinions.  Borrower shall have delivered to Lender a favorable opinion or opinions from independent counsel for Borrower and Guarantor with respect to matters reasonably requested by Lender.

(c)Organizational Documents.  Borrower shall have delivered to Lender (i) updates (from the forms previously delivered) of the Articles of Organization of Borrower and Guarantor and, if applicable, their respective managers, members and partners, to the extent any such entity is not a natural person (or a certificate in favor of Lender certifying that such Articles of Organization have not been modified since the copies previously delivered to Lender); (ii) the Resolutions of Borrower and Guarantor and, if applicable, their respective managers, members and partners, to the extent any such entity is not a natural person, authorizing the execution and delivery of the Loan Documents, the transactions contemplated thereby and such other matters as Lender may require; and (iii) a certificate of good standing for Borrower and Guarantor and, if applicable, their respective managers, members and partners, to the extent any such entity is not a natural person, from the state of its organization and from the states of, as applicable, Florida and Missouri.

(d)Credit Reports; Search Reports.  Lender shall have received, in form and substance satisfactory to Lender, the results of UCC searches with respect to Borrower and the

Guarantor, and lien, litigation, judgment and bankruptcy searches for Borrower and Guarantor, conducted in such jurisdictions and for such other entities as Lender deems appropriate in order to verify, among other things, that (i) Lender has a first priority perfected lien on and security interest in all of the Collateral, (ii) there are no judgments, tax liens or bankruptcy filings affecting the Borrower, the Guarantor or the Timeshare Project, and (iii) there is no material litigation outstanding affecting Borrower or the Guarantor (other than as disclosed in the public filings relating to Guarantor and made with the United States Securities and Exchange Commission or as otherwise disclosed to Lender in writing).

(e)Timeshare Project Due Diligence.  Borrower shall deliver to Lender the following due diligence items at least 15 days before the Effective Date (unless otherwise waived by the Lender in writing), all of which must be satisfactory in form and substance to Lender in its sole and absolute discretion:

(i)An ALTA commitment for an extended coverage mortgagee's policy of title insurance with respect to the Mortgage, as amended, from Title Insurer, which shall be in the form and substance and include such endorsements as are reasonably satisfactory to Lender.  In connection with the closing of the Loan, the Title Insurer shall deliver to Lender an original policy of title insurance based on such commitment, in an amount equal to the Maximum Loan Amount, which title insurance policy (A) shall insure Lender against loss or damage on account of mechanics' or contractors' liens upon any part of the Timeshare Project, (B) shall insure that the Mortgage is a valid first lien on the Encumbered Timeshare Product, (C) shall insure that title to the Encumbered Timeshare Product is good and marketable and free and clear of all liens, encumbrances, easements, exceptions, reservations and restrictions, except for the Permitted Encumbrances.  The condition of title must be satisfactory to Lender in all respects.  Prior to closing, the Title Insurer shall provide Lender with an insured closing letter as to its title agent who may serve as closing agent or who provides Lender with title commitments and title policies.

(ii)A certified copy of each Insurance Policy together with a mortgagee/loss payee/additional insured endorsement or certificate holder designation in favor of Lender or other proof of insurance as evidenced by a certificate of insurance, reasonably acceptable to Lender.

(f)Subordinate Debt.  Borrower shall provide Lender with the terms and conditions of and other details concerning the Indebtedness (if any) which is intended to be the subject matter of the Subordination Agreement.

(g)Exchange Affiliation.  Borrower shall provide Lender with evidence that the Vacation Club is affiliated with Resort Condominiums International, LLC as of the Effective Date, which affiliation encompasses the Encumbered Timeshare Product.

(h)Payment of Expenses.  Borrower shall have paid or shall have made arrangements satisfactory to Lender for the payment of all reasonable costs and expenses incurred by Lender in connection with the documentation, negotiation, and closing of the Loan, including the Amendment Fee and any portion of the Loan Fee as may be due on the Effective

Date, all reasonable attorneys' fees and expenses and all recording fees, taxes, title premiums, and other expenses associated therewith.

(i)Litigation.  Except as disclosed to Lender in the Litigation Summary attached hereto as Exhibit C approved by Lender, there shall be no bankruptcy, foreclosure action or other material litigation or judgments pending or outstanding against Borrower, the Guarantor or any Affiliates (each a "Material Party"), or the Timeshare Project.  Material litigation shall not include matters in which (a) a Material Party is plaintiff and no counterclaim is pending or (b) Lender determines in its sole discretion that such litigation is immaterial due to settlement, insurance coverage, frivolity or amount of claim.

(j)Appraisal.  Lender shall have received an appraisal of the Encumbered Timeshare Product from an appraiser selected by Lender and in form and content and with an effective date satisfactory to Lender reflecting a valuation of the Encumbered Timeshare Product in an amount acceptable to Lender.  Such appraisal shall comply with all federal and state standards for appraisals and otherwise shall be satisfactory to Lender in all material respects.  Borrower agrees to pay the costs and expenses for all appraisals and reviews thereof as ordered by Lender pursuant to this paragraph.

(k)Checklist Items.  Lender shall have received those documents and items of due diligence listed on the Closing Checklist attached hereto as Exhibit G.

(l)Certificate of Conformance.  Lender shall have received a Certificate of Conformance or the equivalent for each item of Encumbered Timeshare Product which, as to Encumbered Timeshare Product within Phase III, shall be delivered as a condition precedent to the making of the End of Construction Advance.

(m)Declaration.  Each item of Encumbered Timeshare Product shall have been dedicated to the Paradise Point Timeshare Program under the Paradise Point Timeshare Declaration and added to the Public Report.  As to Encumbered Timeshare Product within Phase III, the foregoing condition is only required to be satisfied prior to the making of the End of Construction Advance.

(n)Receivables Loan.  All conditions precedent to the closing of the amendment to the Receivables Loan, as reflected in the Receivables Loan Agreement, shall have been satisfied.

4.2Conditions Precedent to Advance.  Borrower shall have delivered to Lender the following items prior to an Advance, all of which must be satisfactory in form and substance to Lender in its sole and absolute discretion.

(a)Request for Advance.  A Request for Loan Advance substantially in the form and substance of Exhibit B.

(b)Event of Default.  No Event of Default or Incipient Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom.

(c)Representations and Warranties.  The representations and warranties of Borrower and any Guarantor contained in the Loan Documents are true and correct in all material respects on and as of the date of the requested disbursement, before and after giving effect thereto and to the application of the proceeds therefrom, as though made on and as of such date.

(d)No Violation of Usury Law.  The interest rate applicable to the Advance (before giving effect to any savings clause) will not exceed the maximum rate permitted by Applicable Usury Law.

(e)Payment of Fees.  Borrower shall have paid to Lender the Amendment Fee, the Loan Fee and all other fees which are required to be paid at the time of the Advance.

(f)Condemnation or Litigation.  There shall exist no condemnation proceeding or litigation pending or, to the best of Borrower’s knowledge, threatened against any portion of the Timeshare Project or against Borrower which would in any way, in Lender's judgment, impair or affect the full utilization of the Timeshare Project or materially adversely affect the Timeshare Project, Borrower or the Collateral taken as a whole.

(g)Loan to Cost Ratio.  A calculation of the current Loan to Cost Ratio.

(h)Other Items.  If requested by Lender, such other items which are reasonably necessary to evaluate the request for the Advance and the satisfaction of the conditions precedent thereto.

4.3Conditions Satisfied at Borrower's Expense.  The conditions to the Advance shall be satisfied by Borrower at its expense.

4.4Disbursement of Advance.  The Advance shall be payable to Borrower.  The Advance shall be disbursed by wire transfer.  Borrower will pay Lender's reasonable charge in connection with any wire transfer.  Lender may, at its option, withhold from the Advance any sum (including the Amendment Fee, the Loan Fee and any other costs and expenses) then due to it under the terms of the Loan Documents or which Borrower would be obligated to reimburse Lender pursuant to the Loan Documents if first paid directly by Lender.

4.5No Waiver.  Although Lender shall have no obligation to make the Advance unless and until all of the conditions precedent to the Advance have been satisfied, Lender may, at its discretion, make the Advance prior to that time without waiving or releasing any of the Obligations.

5.REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to execute this Agreement, make the Loan, and disburse the proceeds of the Loan, Borrower represents and warrants to Lender the truth and accuracy of the matters set forth in this Article 5.

5.1Good Standing.  Borrower and Guarantor are duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and are in good standing and authorized to do business in each jurisdiction where at any time the location or nature of their properties or their business makes such good standing and qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business or financial condition of any such Persons or the validity or enforceability of the Loan Documents.  Borrower and Guarantor have full power and authority to carry on their business and own their property.

5.2Power and Authority; Enforceability.  Borrower and Guarantor have full power and authority to execute and deliver the applicable Loan Documents and to Perform the Obligations, and to own, pledge, mortgage, hypothecate and otherwise encumber and operate its property.  All action necessary and required by Borrower's and Guarantor's Articles of Organization and all other Legal Requirements for Borrower to obtain the Loan, and for Borrower and Guarantor to execute and deliver the Loan Documents and all other documents and instruments which have been or will be executed and delivered in connection with the Loan Documents and to Perform the Obligations has been duly and effectively taken.  The applicable Loan Documents are and, to Borrower's knowledge, shall be, legal, valid, binding and enforceable against Borrower and Guarantor; and do not violate the Applicable Usury Law and the execution and delivery of the applicable Loan Documents by Borrower or Guarantor does not constitute a default or result in the imposition of a lien under the terms or provisions of any agreements to which Borrower or Guarantor is a party.  No consent of any governmental agency or any other Person not a party to this Agreement is or will be required as a condition to the execution, delivery or enforceability of the Loan Documents.

5.3Borrower's Principal Place of Business.  Borrower's principal place of business and chief executive office are as follows:   C/O Bluegreen Corporation, 4960 Conference North, Suite 100,  Boca Raton,  Florida,  33431.  During the past five (5) years, Borrower  has not been known by any other name or located in any address other than as set forth in this Agreement.

5.4Compliance with Legal Requirements.  Borrower has complied with all Legal Requirements in all material respects, including all Legal Requirements of the state in which the Timeshare Project is located and all other jurisdictions in which Timeshare Inventory will be sold or offered for sale.  Without limiting the generality of the foregoing, Borrower has, to the extent required by its activities and businesses, fully complied with and shall, throughout the Term, continue to comply with (a) all of the applicable provisions of (i) the Consumer Credit Protection Act; (ii) the Truth-in-Lending Act and Regulation Z thereunder; (iii) the Equal Credit Opportunity Act and Regulation B thereunder; (iv) Regulation B of the Federal Reserve Board; (v) the Federal Trade Commission's 3‑day cooling‑off Rule for Door‑to‑Door Sales; (vi) the Federal Trade Commission Act; (vii) the Interstate Land Sales Full Disclosure Act; (viii) the Americans With Disabilities Act and related accessibility guidelines; (ix) the Real Estate Settlement Procedures Act and Regulation X thereunder; (x) the FTC Privacy Act; (xi) all applicable insurance brokerage or agency requirements; (xii) the Gramm-Leach-Bliley Act; (xiii) the Fair Debt Collection Practices Act; (xiv) the Credit Reporting Act; (xv) the Fair Housing Act; (xvi) the Mail Fraud Statute; (xvii) the Flood Disaster Protection Act of 1973; (xviii) the Federal Trade Commission's Privacy of Consumer Information Rule, (xix) the Federal Trade Commission "do-not-call rules"; (xx) USA Patriot Act; (xxi) the Securities Exchange Act of 1934; (xxii) the federal postal laws; (xxiii) all applicable state and federal securities laws; (xxiv)

all applicable usury laws; (xxv) all applicable trade practices, home and telephone solicitation, sweepstakes, anti‑lottery and consumer credit and protection laws; (xxvi) all applicable real estate sales licensing, disclosure, reporting and escrow laws; (xxvii) the laws applicable in the State of Missouri governing condominiums, timeshares and time-sharing activities; (xxviii) all laws, rules and regulations promulgated by the Missouri Department of Real Estate; (xxix) all amendments to and rules and regulations promulgated under the foregoing acts or laws; and (xxx) all other applicable federal statutes and the rules and regulations promulgated under them; and (b) and all other applicable laws (and the rules and regulations promulgated under them) relating to timeshare ownership, the establishment of the Timeshare Project, or the sale, offering for sale, marketing or financing of Timeshare Inventory in them or it. Borrower's marketing and sales practices are in compliance with and, throughout the Term, will continue to be in compliance with, applicable laws, including its lead generation techniques.  Neither Borrower nor any Guarantor has been contacted or notified of any Federal Trade Commission or any Department of Justice inquiry or investigation in connection with marketing and sale of Timeshare Interests or of any such Attorney General inquiry or investigation that could reasonably be expected to have a material adverse effect upon the business or financial condition of Borrower or Guarantor.

5.5No Misrepresentations.  The Loan Documents and all certificates, financial statements and written materials furnished to Lender by or on behalf of Borrower or Guarantor in connection with the Loan do not contain as of the date furnished to Lender any untrue statement of a material fact or omit to state a fact which materially adversely affects or in the future may materially adversely affect the Timeshare Project, the Collateral, the business or financial condition of Borrower or any Guarantor, or the ability of Borrower or Guarantor to Perform the Obligations.  All financial statements furnished to Lender by or on behalf of Borrower or Guarantor in connection with the Loan will be prepared in accordance with GAAP (other than with respect to the Borrower’s quarterly financial statements).

5.6No Default for Third Party Obligations.  Neither Borrower nor Guarantor is in default under any other material agreement evidencing, guaranteeing or securing borrowed money or a receivables purchase financing or in violation of or in default under any material term in any other material agreement, instrument, order, decree or judgment of any court, arbitration or governmental authority to which it is a party or by which it is bound.

5.7Payment of Taxes and Other Impositions.  Borrower and Guarantor have filed all tax returns and has paid all Impositions, if any, required to be filed by them or paid by them when due, including real estate taxes and assessments relating to the Timeshare Project or the Collateral, unless the same is being appealed or contested in good faith and unless as a result of such appeal, the execution and enforcement of such taxes and assessments is stayed pending the outcome of such appeal.

5.8Governmental Regulations.  Neither Borrower nor Guarantor is subject to regulation under the Investment Company Act of 1940, as the same may be amended from time to time, or any federal or state statute or regulation limiting its ability to incur debt or perform the Obligations.

5.9Employee Benefit Plans.  Borrower does not maintain any pension, retirement, profit sharing or similar employee benefit plan that is subject to the Employee Retirement Income and Security Act of 1974 as the same may be amended from time to time pursuant to which such entity's contribution requirement is made concurrently with the employee's contribution.  The Guarantor has a pension, profit sharing or other compensatory or similar plan of the Guarantor (herein after called a "Plan") providing for a program of deferred compensation for any employee or officer.  No fact or situation, including but not limited to, any "Reportable Event," as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time ("Pension Reform Act"), exists or will exist in connection with any Plan of the Guarantor which might constitute grounds for termination of any Plan by the Pension Benefit Guaranty Corporation or cause the appointment by the appropriate United States District Court of a Trustee to administer any such Plan.  No "Prohibited Transaction" with respect to the Guarantor within the meaning of Section 406 of the Pension Reform Act exists or will exist with respect to any Plan upon the execution and delivery of the Guaranty or the performance by the parties hereto of their respective duties and obligations hereunder, except a prohibited transaction that qualifies for an exemption under the Pension Reform Act.  The Guarantor will (1) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Sections 302 through 305 of the Pension Reform Act with respect to each Plan: (2) promptly,  upon written request therefor, furnish to the Lender copies of each annual report required to be filed pursuant to Section 103 of the Pension Reform Act in connection with each Plan for each Plan Year, including any certified financial statements or actuarial statements required pursuant to said Section 103; (3) notify the Lender immediately of any fact, including, but not limited, to any Reportable Event arising in connection with any Plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the Plan; and (4) notify the Lender of any "Prohibited Transaction" with respect to Guarantor as that term is defined in Section 406 of the Pension Reform Act, except a prohibited transaction that qualifies for an exemption under the Pension Reform Act.  The Guarantor will not (a) engage in any Prohibited Transaction, except a prohibited transaction that qualifies for an exemption under the Pension Reform Act. or (b) terminate any such Plan in a manner which could result in the imposition of a lien on the property of the Guarantor pursuant to Section 4068 of the Pension Reform Act.

5.10Securities Activities.  Neither Borrower nor any Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System in effect from time to time), and not more than 25% of the value of the assets of either such entity consists of such margin stock.  Furthermore, none of the proceeds of the Loan will be used to purchase or carry any "margin stock" and no portion of the proceeds of the Loan will be extended by Borrower to others for the purpose of purchasing or carrying margin stock. None of the transactions contemplated in this Agreement (including the use of the proceeds from the Loan) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued under it, including Regulations G, T, U and X of the Federal Reserve Board, 12 C.F.R. Part 11.

5.11Sales Activities.  All sales of Timeshare Inventory have been and will be made in material compliance with all Legal Requirements and utilizing a then current Public Report approved by all applicable regulatory authorities.

5.12Timeshare Inventory Not a Security.  Borrower has not sold or offered for sale any Timeshare Inventory as an investment or in any other manner or jurisdiction that would constitute the sale or the offering for sale of a "security" under the Securities Act of 1933, the Securities Exchange Act of 1934, any state securities laws, commonly known as "blue sky" laws, or any other applicable law.

5.13Representations as to the Timeshare Project.

(a)Access.  The Timeshare Project (including all amenities) has access over easements to a publicly dedicated road and all roadways, and parking lots that serve the Timeshare Project are and will be common elements or easement parcels under the applicable Timeshare Declaration.

(b)Utilities.  Electric, gas, sewer, water facilities and other necessary utilities are lawfully available in sufficient capacity to service the Timeshare Project and any easements necessary to the furnishing of such utility service have been obtained and duly recorded.

(c)Improvements.  All costs arising from the acquisition, installation, construction and completion of any improvements and the purchase of any equipment, inventory, or furnishings located in or on the Timeshare Project have been or will be promptly and timely paid.

(d)Zoning Laws, Building Codes, Etc.  The Timeshare Project, all the buildings and other improvements in which the Units are situated and all amenities have been, and Borrower hereby covenants will be, completed in material compliance with all Legal Requirements, including without limitation all applicable zoning codes, building codes, health codes, fire and safety codes, and other applicable laws, including without limitation environmental laws in a manner that Borrower's failure to so comply would not reasonably be expected to result in a Material Adverse Change.  All inspections, licenses, permits required to be made or issued in respect of such buildings and amenities have been and Borrower hereby covenants will be, made or issued by the appropriate authorities.  The use and occupancy of such buildings for their intended purposes is and Borrower hereby covenants will be, lawful under all applicable laws.  Final certificates of occupancy or the equivalent have been or will be issued by the appropriate governmental authority and Borrower hereby covenants will be in effect for each Unit prior to the completion of the closing of the sale of any Timeshare Inventory in such Unit.  The timeshare use and occupancy of Units does not, and Borrower hereby covenants will not, violate or constitute a non-conforming use or require a variance under any private covenant or restriction or any zoning, use or similar law, ordinance or regulation affecting the use or occupancy of the Timeshare Project.

5.14Litigation and Proceedings.  Other than as disclosed in Exhibit C, and other than as disclosed in the most recent SEC filing related to Guarantor and delivered to Lender prior to the Effective Date and, if applicable, quarterly thereafter, there are no actions, suits, proceedings, orders, injunctions, bankruptcy actions, or foreclosure actions pending or, to the knowledge of Borrower, threatened, in any court, at law or in equity, or before or by any governmental authority, against or affecting Borrower, a Timeshare Association, Guarantor, the Vacation Club, the Timeshare Manager, Bluegreen Inc. or the Timeshare Project, which, if adversely determined, would result in a Material Adverse Change to Borrower, Guarantor, the Vacation Club, the Timeshare Manager, Bluegreen Inc. or the Timeshare Project or which would materially impair the ability of Borrower or Guarantor to complete its or their Obligations under the Loan Documents, or which would attack the validity, enforceability, or priority of any of Lender's liens or of any material provisions of the Loan Documents, at law or in equity.  None of the matters reflected on Exhibit C or as disclosed in the most recent SEC filing related to Guarantor and delivered to Lender prior to the Effective Date, are reasonably expected to result in a Material Adverse Change to Borrower, Guarantor, the Vacation Club, the Timeshare Manager, Bluegreen Inc. or the Timeshare Project or are reasonably expected to materially impair the ability of Borrower or Guarantor to complete its or their Obligations under the Loan Documents, or would attack the validity, enforceability, or priority of any of Lender's liens or of any material provisions of the Loan Documents, at law or in equity.  Neither Borrower nor Guarantor has received any notice the import of which would result in a Material Adverse Change to their respective financial condition or the performance of their respective Obligations, or to the Timeshare Project or the Collateral.  Borrower will promptly notify Lender if any action, litigation or proceeding is commenced or threatened against it that could result in a Material Adverse Change.  Notwithstanding the foregoing, to the extent any required update or report is covered by the public filings made with the United States Securities & Exchange Commission and related to Guarantor, Borrower shall be deemed to be in compliance with this Section 5.14.

5.15Subsidiaries, Affiliates and Capital Structure.  The members of Borrower and their respective ownership interests are reflected on Exhibit  D hereto.

5.16Solvency.  Borrower and Guarantor are each solvent.  No transfer of property is being made by Borrower or Guarantor and no obligation is being incurred by Borrower or Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor.

5.17No Material Adverse Change in Financial Condition.  There has been no Material Adverse Change in the financial condition of Borrower, Guarantor or their respective subsidiaries since the date of the most recent financial statements delivered to Lender.

5.18Brokers; Payment of Commissions.  No consultant, advisor, broker, agent, finder or intermediary has acted on Borrower's behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  Borrower has been advised by Lender or its agents that Ward Financial is the only consultant, advisor, broker, agent, finder or intermediary that has acted on Lender’s behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  Lender agrees to pay Ward Financial a commission pursuant to a separate agreement between Lender and Ward Financial.  Borrower agrees to indemnify Lender for any compensation due to Ward Financial as a result of the acts of Borrower and any additional compensation due to any other Person claiming any commission or finder's fee or other compensation as a result of any actions by such Person for or on behalf of Borrower.

5.19Foreign Assets Control Regulations.  Neither the requesting or borrowing of the Loan or the use of the proceeds of the Loan will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its subsidiaries or Direct Affiliates (i) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person."  Lender may disclose any and all information regarding Borrower and a Purchaser in connection with any regulatory examination of Lender or to the extent Lender deems advisable to disclose such information to such applicable regulatory agencies involving matters relating to the Trading With the Enemy Act, the Foreign Assets Control Regulations or the Executive Order; provided, however, that if Lender is legally permitted to do so, no such disclosure shall be made prior to the Lender (x) giving the Borrower prior written notification within one (1) Business Day after Lender's receipt of notice of any such required disclosure or decision of the Lender to make such disclosure, that explains in reasonable detail (if known to Lender), the basis for such disclosure, which notification shall include the following: (i) the contents of the disclosure, (ii) the Person to whom the disclosure must be made, and (iii) if known to Lender, the legal basis for the disclosure; and (y) using commercially reasonable efforts to require that any recipient of such disclosure maintain such information on a confidential basis in accordance with all Legal Requirements, including all applicable consumer privacy laws.

5.20Contracts with Affiliates; Subordinated Indebtedness.

(a) Subject to future changes to Borrower's organization structure that do not violate subsection 6.2(c) of this Agreement, Schedule 5.20 is a true and complete organizational chart disclosing the ownership and relationship of Borrower, each member of  Borrower and Guarantor, including any subsidiaries of Borrower and any Affiliates of Borrower that have any involvement or interest in the Timeshare Project.  Schedule 5.20 discloses all written agreements between Borrower and any of its Direct Affiliates with respect to the Timeshare Associations or the Timeshare Project (as in effect on the Effective Date or as supplemented with the consent of Lender, the "Approved Transactions").  All Approved Transactions were negotiated in good faith, are arms-length transactions and all terms, covenants and conditions which govern the Approved Transactions are at market rate.

(b) The intercompany indebtedness for those of Borrower’s Affiliates described as “Due to Related Parties” on Borrower’s balance sheet constitutes all Borrower's debts, liabilities and obligations to any Affiliates of Borrower as of the date of such balance sheet.  Other than the Construction and Project Management Agreement described in the list of Approved Transactions in Schedule 5.20, Borrower has provided copies of all instruments, agreements and other writings evidencing and/or securing any of the foregoing intercompany debt to Lender for Lender's approval.  Borrower agrees that all of such indebtedness shall be expressly subordinated to the Loan.  If (i) an Event of Default shall have occurred and is continuing, (ii) an Incipient Default exists, or (iii) if the making of such payment would result in an Incipient Default or Event of Default or would render the Borrower insolvent, Borrower will not, directly or indirectly, (A) permit any payment to be made in respect of any intercompany indebtedness, liabilities or obligations, direct or contingent, to any Affiliate including Guarantor and members of Borrower, which payments shall be and are hereby made subordinate to the payment of principal of, and interest on, the Note and the other payment Obligations of Borrower to Lender under the other Loan Documents, (B) permit the amendment, rescission or other modification of any of Borrower's obligations with respect to intercompany indebtedness other than in respect of Guarantor or members of Borrower, or (C) incur additional intercompany indebtedness other than in respect of Guarantor or members of Borrower.  All such additional intercompany indebtedness shall constitute additional subordinated indebtedness.  All Persons to whom Borrower owes intercompany indebtedness, including Guarantor and members of Borrower, shall execute a Subordination Agreement as a condition of Closing.  Notwithstanding the foregoing or anything otherwise to the contrary, intercompany indebtedness in the form of payments by Borrower to Affiliates, Guarantor or members of Borrower for bona fide services rendered or goods received pursuant to arm's length contractual arrangements shall not be required to be subordinated at any time and shall not be subject to subordination as provided in this Section 5.20 or otherwise.

5.21Survival and Additional Representations and Warranties.  The representations and warranties contained in this Article 5 are in addition to, and not in derogation of, the representations and warranties contained elsewhere in the Loan Documents and shall be deemed to be made and reaffirmed prior to the making of the Advance, except as disclosed in writing to Lender.

6.COVENANTS

6.1Affirmative Covenants.

(a)Good Standing.  Borrower will maintain and cause Guarantor to maintain its existence as a business organization of the same type as when it signed this Agreement, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and remain in good standing and authorized to do business in the jurisdiction where at any time the location or nature of its properties or its business then makes such good standing and qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business or financial condition of any such Persons or the validity or enforceability of any Notes Receivable.  Borrower will maintain and cause Guarantor to maintain full authority to Perform the Obligations and to carry on their businesses and own their properties, except where the failure to be so authorized will not have a material adverse effect on the business or financial condition of any such Persons, the validity or enforceability of the Loan Documents or the Performance of the Obligations.

(b)Compliance with Legal Requirements.  Borrower will comply with all Legal Requirements in all material respects, including all Legal Requirements of the state in which the Timeshare Project is located and all other jurisdictions in which the Timeshare Project is located or in which Timeshare Inventory will be sold or offered for sale.

(c)Insurance, Casualty and Condemnation

(i)Insurance Requirements.  At all times throughout the Loan term, Borrower shall, at its sole cost and expense, maintain (or cause the maintenance of) insurance, and shall pay (or cause the payment of), as the same becomes due and payable, all premiums in respect thereto, including, but not necessarily limited to:

(A)Property.  For all of the improvements at the Timeshare Project, a policy of standard "all risk" fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of one hundred percent (100%) of the full replacement value against "all risks of physical loss" including without limitation a guaranteed replacement cost and code compliance coverage endorsement including boiler and machinery insurance coverage, heating, air conditioning equipment, and other equipment of such nature, and insurance against loss or damage to personal property located at or on the Timeshare Project by fire and other hazards covered by such insurance (with deductibles reasonably acceptable to Lender).  All such insurance shall be payable to Lender under an attached Beneficiary's Loss Payable Endorsement (Form 438 BFUNS or equivalent).  Such insurance policy and each portion thereof shall be in the broadest and most comprehensive form available in the market at the time such policy is issued or amended.  Such policy shall, if required by Lender, contain an agreed value clause sufficient (as determined by Lender) to eliminate any risk of coinsurance.

(B)Liability.  Insurance protecting the Borrower and Lender against loss or losses from liability imposed by law or assumed in any written contract and arising from personal injury, including bodily injury or death, or a limit of liability of not less than $1,000,000 (combined single limit for personal injury and property damage per occurrence), $2,000,000 aggregate, and an umbrella excess liability policy in an amount not less than $5,000,000 protecting the Borrower and Lender against any loss or liability or damage for personal injury, including bodily injury or death, or property damage.  Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations.

(C)Business Interruption.  Business interruption insurance (extra expense/loss of income insurance) in an amount sufficient to cover any loss of income from the Timeshare Project in an amount of not less than actual loss sustained for a period of twelve (12) months.

(D)Flood.  A policy or policies of flood insurance in the maximum amount of flood insurance available with respect to the Project under the National Flood Insurance Program.  This requirement will be waived upon presentation of evidence satisfactory to Lender that no portion of the site is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

(E)Earthquake.  Earthquake insurance in such amount as required by Lender, provided such insurance is available at commercially reasonable prices, but in no event shall the coverage be less than the full amount required by the "Probably Maximum Loss" or "PML" study for the Project.

(F)Contractor's Insurance.  Until a Certificate of Continuance has been obtained with respect to Phase III, Workmen's Compensation insurance for the employees of the General Contractor in the amount required by applicable state law together with umbrella excess liability insurance with respect to the General Contractor in an amount not less than $5,000,000.  The foregoing requirement will be satisfied in the event a certificate of insurance is delivered on the Effective Date demonstrating that the aforementioned workmen's compensation and umbrella excess liability insurance policies are in place.

(ii)Other.  All insurance required shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Borrower and subject to the approval of Lender.  Such companies should be authorized to insure property located in the State of Missouri.  The company issuing the policies shall be rated "B+" or better by A.M. Best Co., in Bests' Key guide.  All property policies evidencing the insurance required shall name Lender and its successors and/or assigns as first mortgagee and all liability policies evidencing the insurance required shall name Lender and its successors and/or assigns as an additional insured, shall not be cancelable as to the interests of Lender due to the acts of the Borrower, and shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to Lender.

(iii)Evidence.  All such policies of insurance, or certificates of insurance evidencing that such insurance is in full force and effect, shall be delivered to Lender on or before the Effective Date (together with proof of the payment of the premiums thereof).  Prior to the expiration of each such policy, Borrower shall furnish Lender evidence that such policy has been renewed or replaced in the form of a certificate reciting that there is insurance coverage in place of the types and in the amounts required hereunder.

(iv)Adjustments.  Borrower shall give immediate written notice to the insurance carrier and to Lender of any material loss in respect to which a claim is being made.

(v)Use and Application of Insurance Proceeds.  In the event that any portion of the Timeshare Project, the provisions of the Mortgage shall govern the repair and restoration obligations and the disposition of insurance proceeds.

(vi)Condemnation.  Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of the Timeshare

Project or any portion thereof.  The provisions of the Mortgage shall govern the repair and restoration obligations and the disposition of condemnation proceeds.

(d)Reports.  Borrower shall keep adequate records and books of account reflecting all financial transactions of Borrower and with respect to the Timeshare Project, and the Collateral, in which complete entries will be made in accordance with GAAP.  So long as the Obligations remain outstanding, Borrower shall furnish or cause to be furnished to Lender the following at Borrower's sole cost and expense:

(i)Inventory Reports.  Within 30 days after the end of each calendar quarter, a quarterly report showing (with respect to the Encumbered Timeshare Product): (i) all sales of Timeshare Inventory (including cash sales); (ii) all remaining available inventory of Units and Timeshare Inventory; and (iii) a schedule of sales prices per Vacation Point (based on historical data).  Such reports shall be certified by Borrower to be true, correct and complete and shall be provided in a form to be reasonably approved by Lender.

(ii)Quarterly Financial Reports.  Within 60 days after the end of fiscal quarterly periods ending March, June and September of each fiscal year, management prepared unaudited balance sheet and statements of income and cash flow (on a fiscal quarter to date basis and a cumulative year-to-date basis as required by GAAP) of Guarantor and management prepared unaudited balance sheet and statements of income of Borrower (prepared on a consolidated basis), certified by the chief financial officer or treasurer of the subject of such statement, prepared in accordance with GAAP (other than with respect to the Borrower), including in comparative form the corresponding figures as of the end of the corresponding prior year quarter of the subject, all in reasonable detail, subject to year-end adjustments.

(iii)Year End Financials.  As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, Guarantor and the Timeshare Association: (i) the balance sheets of the Borrower, Guarantor, and Timeshare Association as of the end of such year and the related statements of income, retained earnings (or its equivalent as applicable) and cash flow for such fiscal year, prepared in accordance with GAAP, certified by the chief financial officer (or an acceptable equivalent) of the Borrower, the Timeshare Association and Guarantor, as to the statements supplied by those entities, prepared on a consolidated basis as to Borrower and Guarantor, setting forth in comparative form the corresponding figures as of the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments, and prepared in accordance with GAAP and (ii) a schedule of all outstanding Indebtedness of the Borrower, Guarantor and the Timeshare Association describing in reasonable detail each such debt or loan outstanding and the principal amount with respect to each such debt or loan.  The annual financial statements for Borrower, Guarantor and the Timeshare Association shall be audited by a Certified Public Accountant acceptable to Lender and shall be accompanied by an unqualified opinion as to going concern and scope of audit (if such scope limitation would be reasonably deemed to have an adverse impact on such financial statements taken as a whole) of such accountant.

(iv)Officer's Certificate.  Together with each set of quarterly and annual Financial Statements or reports delivered to the Lender pursuant to this Agreement, a Compliance Certificate from the president, chief executive officer, chief financial officer or treasurer of the Borrower in the form attached hereto as Exhibit E.

(v)Audit Reports; SEC Filings.  Promptly upon receipt thereof, one (1) copy of each audit report submitted to Borrower or Guarantor by independent public accountants or auditors in connection with any annual audit made by them of the books of Borrower or Guarantor, and a copy of the Independent Certified Public Accountants Report that accompanies such audit.  If applicable, promptly upon request thereof by Lender, Borrower shall cause to be furnished to Lender one (1) copy of any reports filed with the United States Securities and Exchange Commission and related to Guarantor.

(vi)Tax Returns and Tax Receipts.  Promptly upon request, copies of filed tax returns and tax statements and evidence of payment of all taxes levied on the Timeshare Project (including transient occupancy taxes and real estate taxes) prior to the date such taxes become delinquent.  Furthermore, promptly upon request, Borrower shall furnish to Lender a copy of Borrower's tax returns as filed with the Internal Revenue Service.

(vii)Notice of Incipient Default or Event of Default.  Promptly upon becoming aware of the existence of any condition or event which constitutes an Incipient Default or an Event of Default or of any event which would cause any representation or warranty to be incorrect or materially misleading if made at that time, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

(viii)Notice of Claimed Default.  Promptly upon becoming aware that the holder of any material obligation or of any other evidence of material Indebtedness of Borrower or Guarantor has given notice or taken any other action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action the Borrower or Guarantor are taking or proposes to take with respect thereto.

(ix)Material Adverse Developments.  Promptly upon becoming aware of any development or other information which may result in a Material Adverse Change to the Borrower, Guarantor, the Timeshare Association, the Timeshare Project, the Collateral or the business, prospects, profits or condition (financial or otherwise) of the Borrower or Guarantor or the ability of the Borrower or Guarantor to perform its Obligations under this Agreement, telephonic or telefaxed notice, followed by mailed written confirmation, specifying the nature of such development or information and such anticipated effect.

(x)Other Reports.  Promptly upon request of Lender, copies of each written notice or request, financial statement, budget or other information received by the Borrower under or with respect to the Timeshare Declaration and/or the Timeshare Association's Articles of Incorporation or By-Laws, whether in its capacity as Declarant, owner of a Unit, owner of Timeshare Inventory or otherwise.  Promptly upon request of Lender, Borrower shall furnish to the Lender such other reports, statements, notices or written communications relating to the Borrower, the Guarantor, the Timeshare Project, the Timeshare Association or the Loan as the Lender may require, in its reasonable discretion.

(xi)Timeshare Association Reports.  Promptly upon request, copies of budgets for the operation of the Timeshare Association and Timeshare Project (which budget shall include projections for operating expenses, capital improvements, maintenance and replacement reserves, dues and assessments and developer subsidies or guarantees).

(xii)State Audits.  Within twenty (20) days following its availability, any audit reports prepared by any state regulatory agency with respect to the Timeshare Project.

(xiii)Other Indebtedness.  Upon the request of Lender, Borrower will use its best efforts to obtain periodic estoppels letters from the holders of any other Indebtedness owed by Borrower to another Person, together with a confirmation of the outstanding principal balance of such Indebtedness.  Lender acknowledges and agrees that it shall maintain all of such information in strict compliance with all Legal Requirements, including without limitation, all consumer privacy laws, and the Gramm-Leach-Bliley Act of 1999 and the correlative Federal Trade Commission regulations.

(xiv)Additional Information.  Such other information respecting the business, properties, assets, operations and condition, financial or otherwise, of Borrower, Guarantor, any Timeshare Association and the Timeshare Project as Lender may from time to time reasonably request.

(e)Subordination of Indebtedness Owing to Affiliates.  Borrower will cause any and all Indebtedness owing by it to its shareholders, directors, officers, partners, members or managers, as the case may be, to Guarantor, or to the relatives or Direct Affiliates of Borrower or any of the foregoing, to be subordinated to the Obligations pursuant to and in accordance with the terms set forth in  Section 5.20 hereof.  Such Indebtedness shall be unsecured at all times.

(f)Payment of Taxes.  Borrower will file all tax returns and will pay and cause Guarantor to pay all taxes and assessments, if any, required to be filed by them or paid by them when due, including real estate taxes and assessments relating to the Timeshare Project or the Collateral.

(g)Payment of Impositions.  Upon the Lender’s delivery of notice to Borrower with reasonable evidence thereof, Borrower will promptly pay upon demand all Impositions imposed upon Lender by any state of the United States or political subdivision thereof or the United States by reason of the Loan Documents, the Collateral and/or any sale, rental, use, delivery or transfer of title to the Collateral, other than taxes, levies, imposts, deductions, charges or withholdings imposed on, or measured by reference to, the net income payable or franchise tax payable by Lender to any state of the United States or political subdivision thereof or to the United States under Section 11 or 1201 of the Internal Revenue

Code, as amended, or otherwise in consequence of the receipt of payments provided for in the Loan Documents.  If it is unlawful for Borrower to pay such Impositions, Borrower shall not be required to pay such Impositions; but Lender may demand payment of such additional amount as is necessary to maintain Lender's yields on the Loan in either a single payment or at Lender's option, in installment payments, and Borrower will pay such amount upon demand.    If Lender has not received evidence satisfactory to it from Borrower that such Impositions have been paid by Borrower within 5 Business Days after demand was made upon Borrower to make such payment, Lender may, at its option, pay the same, and Borrower shall immediately reimburse Lender for such sums so expended, together with interest at the Default Rate.  If Borrower pays any such Impositions and Lender subsequently receives a refund or reimbursement of such amounts, Lender shall promptly deliver such refund or reimbursement (without interest) to Borrower provided no Incipient Default or Event of Default exists.

(h)Further Assurance.  Borrower will execute or cause to be executed all documents or instruments and do or cause to be done all acts necessary for Lender to perfect or evidence and to continue the perfection of the liens and security interest of Lender in the Collateral or otherwise to effect the intent and purposes of the Loan Documents.

(i)Fulfillment of Obligations Under Project and Consumer Documents.  Borrower will fulfill, and will cause its Affiliates, agents and independent contractors at all times to fulfill, all their respective material obligations to Purchasers.  Borrower will Perform all of its material obligations under the Timeshare Program Consumer Documents and the Timeshare Program Governing Documents.

(j)Material Increases to Assessments.  Borrower (i) will use its best efforts to cause the Timeshare Association to (A) discharge its obligations under the Timeshare Program Governing Documents and (B) maintain a reasonable reserve for capital improvements to the Timeshare Project.  Borrower will pay the maintenance fees and assessments on its unsold Timeshare Inventory when due.

(k)Maintenance of Timeshare Project and Other Property.  Borrower will maintain or cause to be maintained in good condition and repair all common areas in the Timeshare Project and other on-site amenities which have been promised or represented as being available to Purchasers and, to the extent owned by Borrower or a Direct Affiliate of Borrower, all portions of improvements in which Units are located and are not part of the Timeshare Project.  Borrower will maintain or cause the Timeshare Association to maintain a reasonable reserve to assure compliance with the terms of the foregoing sentence.

(l)Maintenance of Larger Tract.  To the extent that the Timeshare Project is either (i) part of a larger common ownership regime or planned development or (ii) parts of buildings in which Units are located are not part of the Timeshare Project, Borrower will pay its commercially reasonable share of common expenses to be allocated to the Timeshare Project.  Borrower will use commercially reasonable efforts to cause all such property which is not part of the Timeshare Project to be professionally managed in a first class manner substantially similar to the manner in which the Timeshare Project is managed.

(m)Financial Covenants.  Throughout the Term, Borrower shall:

(i) Reserved;

(ii) maintain a tangible net worth (determined on a consolidated basis in accordance with GAAP as set forth under total members' equity in the most recent year end consolidated balance sheets of Borrower) of not less than $57,077,000, which covenant shall (A) be tested annually as of the end of each fiscal year of Borrower and (B) increase annually, commencing as of December 31, 2014 and continuing annually, as of December 31 of each calendar year thereafter, by 25% of Borrower's net income for the Borrower's then-ended fiscal year (the "Borrower Measuring Period").  For clarification purposes, if the net income of Borrower for its fiscal year ending December 31, 2014 equals $4,000,000, the tangible net worth required to be maintained by Borrower shall be increased as of December 31, 2014 to equal $58,077,000 (i.e. $57,077,000 + (25% x $4,000,000) = $58,077,000).  Borrower's tangible net worth (determined on a consolidated basis in accordance with GAAP as set forth under total members' equity in the most recent year end consolidated balance sheets of Borrower) as of December 31, 2013, was $85,287,000.  For the avoidance of doubt, in no event shall the foregoing tangible net worth covenant of Borrower be decreased in the event Borrower incurs a net loss in any Borrower Measuring Period; and

(iii) cause Guarantor to maintain a Tangible Net Worth of not less than $245,885,000 which covenant shall be tested as of the last day of the calendar quarter immediately prior to the Effective Date and as a condition to closing and thereafter annually as of the end of each fiscal year of Guarantor.  Guarantor's Tangible Net Worth as of December 31, 2014, was $358,840,000.

(n)Exchange Affiliation.  Borrower shall provide Lender with evidence that the Timeshare Project has been designated as an Interval International Premier Resort as of the Effective Date.

(o)Right to Inspect.  Borrower will permit Lender and its representatives and consultants at all reasonable times to inspect the Timeshare Project and to inspect and audit Borrower's books, records, operations and sales and copy Borrower's books and records, on an annual basis (or on a more frequent basis during the continuance of an Event of Default).  In connection with such audits and inspections, Borrower shall supply to Lender any documents, bank statements or other records within the custody or control of Borrower as is reasonably requested by Lender.  All such audits and inspections shall be performed at Borrower's expense, which shall include reimbursement of all reasonable travel and transportation, lodging and food expenses incurred in connection therewith.  In addition, Lender acknowledges that the information produced by Borrower in response to any such inspection or audit contains information which Borrower and Lender deem "confidential," "proprietary" and "secret".  Lender shall hold and, shall at all times ensure that it and its Affiliates, including, without limitation, its employees, agents, representatives and consultants, hold in confidence all such information, and will prevent (a) the disclosure by it or its Affiliates, including, without limitation, its employees, agents, representatives and consultants, to other Persons of any proprietary, confidential or secret information of Borrower or Purchasers or (b) the use of such information other than for the purposes set forth in this subsection 6.1(o), unless authorized to do so in writing by the Borrower.

(p)Management and Marketing.  At all times during the Term, the Timeshare Manager shall have substantial experience and expertise in the hospitality industry and with respect to timeshare operations of a type and quality substantially similar to the Timeshare Project and shall be a Person reasonably acceptable to Lender (notwithstanding the fact that a Timeshare Association may be responsible for the management of the Timeshare Project).  At all times during the Term, the Vacation Club Manager shall have substantial experience and expertise in the hospitality industry, with respect to an operation substantially similar to the Vacation Club.  Lender approves Bluegreen Resorts Management, Inc. as the Timeshare Manager for the Timeshare Project and as the Vacation Club Manager.

(q)Additional Appraisal.  At the end of the Borrowing Term, Borrower shall obtain a new appraisal of the then Encumbered Timeshare Product from an appraiser selected by Lender and in form and content and with an effective date satisfactory to Lender reflecting the valuation of the Encumbered Timeshare Product.  Such appraisal shall comply with all federal and state standards for appraisals and otherwise shall be satisfactory to Lender in all material respects.  Borrower agrees to pay the costs and expenses for all appraisals and reviews thereof as ordered by Lender pursuant to this paragraph.  The Release Payment shall thereafter be adjusted so that the Loan is paid in full upon the sale of 75% of the then remaining Encumbered Timeshare Product.  However, as more fully set forth in Section 2.7(e) hereof, in no event shall any adjustment to the Release Payment result in the Release Percentage exceeding 18% of the Retail Value.

(r)Liquidity.  During the period of time commencing on the date of the first Pre-Advance through the obtaining of a Certificate of Conformance from Taney County, Missouri with respect to Phase III, Borrower shall maintain $7,500,000 of unrestricted cash and cash equivalents as demonstrated by Borrower's quarterly and annual financial statements.

6.2Negative Covenants.

(a)Change in Borrower's Name, Principal Place of Business, Jurisdiction of Organization or Business.  Borrower will not change its name or jurisdiction of organization or move its principal place of business or chief executive office except upon not less than 60 days' prior written notice to Lender.  Borrower's sole business shall be the development, construction, ownership, management and sale of Timeshare Inventory in the Timeshare Project, and in such other Timeshare Project as it may develop, construct, own, manage and sell from time to time, or as may otherwise be contemplated by the Borrower’s limited liability company agreement.

(b)Restrictions on Additional Indebtedness.  Subject to the additional restrictions set forth in Section 6.2(c) below, Borrower will not incur any additional Indebtedness, including any liability under any capitalized lease or any liability as a guarantor or other contingent liability, except for the following ("Permitted Debt"): any (a) unsecured Indebtedness or any other unsecured indebtedness, (b) secured indebtedness relating to the Timeshare Project, provided that an intercreditor agreement reasonably acceptable to Lender is executed by the Person providing such secured indebtedness containing customary provisions including, for example, notice and cure rights, and agreements providing nondisturbance and quiet enjoyment rights to owners of Timeshare Inventory, and (c) secured indebtedness, including capitalized leases, not collateralized by the Timeshare Project.

(c)Ownership and Control.  Without the prior written consent of Lender, Borrower will not: (i) sell, convey, lease, pledge, hypothecate, encumber or otherwise transfer Collateral, other than in accordance with and as permitted by the terms of this Agreement; (ii) permit or suffer to exist any liens, security interests or other encumbrances on the Collateral, except for the Permitted Encumbrances and liens and security interests expressly granted to Lender; (iii) permit the sale, conveyance, lease, transfer or disposition of the Timeshare Project, other than the sale of Timeshare Inventory in arms-length transactions in Borrower's ordinary course of business; (iv) permit or suffer to exist any change in (A) the legal or beneficial ownership of Borrower or any Person controlling Borrower (whether directly or indirectly through one or more intermediaries) that results in Bluegreen owning, directly or indirectly, less than 51% of the ownership interest in Borrower or which results in Big Cedar, L.L.C. owning, directly or indirectly, less than 25% of the ownership interest in Borrower unless such ownership interest is then held by Bluegreen or (B) any change in the power to manage or control Borrower or any Person controlling Borrower (whether directly or indirectly, through one or more intermediaries);  (v) cease operation, liquidate or dissolve; or (vi) merge or consolidate with or into another Person, unless the Borrower is the surviving Person.

(d)Making Loans.  Other than the providing of purchase money financing to Purchasers of Timeshare Inventory, commission advances to sales associates in the ordinary course of business and other than loans to a member of Borrower or Guarantor which are subject to the Subordination Agreement, Borrower shall not loan funds to any Person.

(e)Negative Pledge.  Until such time as all of the payment Obligations of the Borrower have been Performed in full, Borrower agrees not to pledge, encumber or assign (either collaterally or outright) (or permit such pledge, encumbrance or assignment) to any Person or grant to any Person (or permit the granting to any Person) of a lien on or a security interest in (i) any developer or declarant's rights under the Timeshare Declaration other than in favor of Lender (unless an intercreditor agreement, in form and substance reasonably satisfactory to Lender and such other lender, is executed, addressing such developer or declarant's rights), (ii) any contracts, licenses, permits, plans or other intangibles used in connection with a Timeshare Project, the marketing and sale of Timeshare Inventory and/or the management and/or operations of a Timeshare Project, (iii) the Reservation System (except that a non-exclusive license to use the Reservation System granted to any Person, including Lender, shall not be deemed a pledge, encumbrance or assignment (either collaterally or outright) or the granting of a lien or security interest in violation of this subsection 6.2(e)), (iv) any property management agreements in any way relating to the Timeshare Project including without limitation that certain Management Agreement dated September 30, 2010, by and between Paradise Point Resort Property Owners Association, Inc. and Bluegreen Resorts Management, Inc. and all replacements and substitutions thereof, (v) any sales or marketing agreements in effect from time to time concerning the sale and marketing of Timeshare Inventory at the Timeshare Project, (vi) any other agreements now or hereafter in existence related to the development or operation of a timeshare project, including management, marketing, maintenance and service contracts, (vii) any intangibles, licenses and permits with respect to a Timeshare Project; or (viii) any right to vote on matters with respect to which owners of Timeshare Inventory may vote, and Borrower shall not grant any proxy rights in that regard.  The aforementioned negative pledge shall be included within the financing statements that are filed and recorded against Borrower.

(f)Continuity of Operations.  Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:  (i) engage in the type of business activities substantially different than those in which Borrower is presently engaged, (ii) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (iii) during the occurrence and continuance of an Event of Default, or event that with the giving of notice or the passage of time, or both, would become an Event of Default, make any distribution with respect to any capital account, whether by reduction of capital or otherwise.

(g)Prohibited Drug Law Activities.  Borrower shall not enter into any lease, license, sublease, occupancy agreement or other agreement with any Person involving or relating to the use or occupancy of the Timeshare Project (or any portion thereof) which would be a violation of any state and/or federal laws relating to the use, sale, possession, cultivation and/or distribution of any controlled substances, including without limitation any Person engaged or intending to engage in activities (whether for commercial or personal purposes) regulated under any Arizona law or other applicable law relating to the medicinal use and/or distribution of marijuana ("Prohibited Drug Law Activities").  Borrower shall keep Lender advised of each action it takes or plans to take in compliance with the requirements of this Section 6.2(g).  Compliance with the covenants in this Section 6.2(g) is a material consideration and inducement to Lender in its agreement to make the Loan to Borrower, and any failure of Borrower to comply with the foregoing requirements shall constitute an Event of Default hereunder.  In addition, and not by way of limitation, Borrower hereby agrees to indemnify, defend and hold Lender harmless for, from and against any loss, claim, damage or liability arising from or related to Borrower's breach or violation of said covenants, including without limitation any seizure and forfeiture to the United States without compensation to Lender, free and clear of Lender's first lien security interest in and to the Timeshare Project, or any action taken by the state or federal government to accomplish same.  Borrower shall, within 10 Business Days following a request from Lender, provide Lender with a written statement setting forth its efforts to comply with the provisions of this Section 6.2(g) and stating whether to Borrower's knowledge any Prohibited Drug Law Activities are or may be on-going and/or have occurred in, on or around the Timeshare Project.

(h)Post-Closing Survey.  Within forty-five (45) days following the obtaining of a Certificate of Conformance, Borrower shall, at Borrower's sole cost and expense, obtain a current real property survey of Phase III, sufficient in form and substance so as to enable the Title Insurer to eliminate the following exceptions from Title Policy:

21.Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land.  The term “encroachment” includes encroachments of existing improvements located on the Land onto adjoining land, and encroachments onto the Land of existing improvements located on adjoining land. (As to Lots F and G)

22.Excepting coverage for the following matters from ALTA 9 Endorsement as previously issued, as to Lots F and G:

i.Item 1.2.1

ii.Item 1.2.3

iii.Item 1.2.4

iv.Item 3

Within fifteen (15) days thereafter, Borrower shall, at its sole cost and expense, obtain an endorsement to the Title Policy reflecting that the aforementioned exceptions have been removed from Schedule B thereof.

6.3Survival of Covenants.  The covenants contained in this Article 6 are in addition to, and not in derogation of, the covenants contained elsewhere in the Loan Documents and shall be deemed to be made and reaffirmed prior to the making of each Advance.

7.DEFAULT

7.1Events of Default.  The occurrence of any of the following events or conditions shall constitute an event of default (an "Event of Default") by Borrower under the Loan Documents:

(a)Payments.  (i) Borrower fails to make any payment of principal or interest under the Loan within 3 Business Days of its respective due date, (ii) except to the extent provided in clause (iii) hereof, Borrower fails to make any payment of fees or other amounts with respect to the Loan (including Release Payments) within 3 Business Days of its respective due date or (iii) Borrower fails to make any reimbursement payment to Lender within the lesser of the number of days following written demand by Lender as set forth in the relevant section dealing with such reimbursement obligation or 10 days following written demand for payment.

(b)Covenant Defaults.  Borrower fails to perform or observe any covenant, agreement or obligation contained in this Agreement or in any of the Loan Documents.  However, if any default described in this Section 7.1(b) is curable and if Borrower or Guarantor, as the case may be, has not been given a notice of a similar default within the preceding 12 months, such default be cured if Borrower or Guarantor, as the case may be, after receiving written notice from Lender demanding cure of such default: (1) cures the default within 30 days; or (2) if the cure requires more than 30 days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical, which, in all events, must occur within 60 days of such failure.  The foregoing notice and cure period shall not apply to a breach by Borrower of any covenant or agreement obligating Borrower to pay the Loan or any other amounts due under the Loan Documents, the covenants, agreements, and obligations in Sections 6.1(c)(i) (provided, however, that, in connection with Sections 6.1(c)(i), in all circumstances other than the lapse of insurance, the foregoing notice and cure period specified above shall apply),  6.1(g),  6.1(m),  6.2(b) or 6.2(c), or the covenants, agreements and obligations that are otherwise specifically addressed in other subsections of this Section 7.1.

(c)Cross-Default.  The occurrence of an Event of Default, or any similar event under any other loan facility or arrangement between Borrower and Lender or any of Lender's Affiliates including under the Receivables Loan Agreement.

(d)Environmental Default.  Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in the Environmental Indemnity which is not cured within the cure period in Section 7.1(b).

(e)Default by Borrower in Other Agreements.  Any default by Borrower resulting in a declared event of default in respect of any other Indebtedness of Borrower to any Person in excess of $5,000,000 in the aggregate after the expiration of any applicable grace or cure period which has not been waived and which results in the acceleration of the maturity of such Indebtedness; or any default under the terms of the Existing Indebtedness which permits the holders of such Indebtedness to elect a majority of the voting control of the Borrower or of managing member or managing partner of Borrower.

(f)Warranties or Representations.  Any material statement, representation or warranty made by or on behalf of Borrower or Guarantor in the Loan Documents, any financial statements or any other writing delivered to Lender in connection with the Loan is false, misleading or erroneous in any material respect as of the date made or reaffirmed.

(g)Termination of Borrower.  The dissolution of Borrower (regardless of whether election to continue is made), the withdrawal of any member of Borrower from Borrower, the dissolution of any member of Borrower, or any other termination of Borrower's existence as a going business.

(h)Enforceability of Liens.  If (i) this Agreement or any of the Loan Documents ceases to be in full force and effect; or (ii) any lien or security interest granted by Borrower to Lender in connection with the Loan is or becomes invalid or unenforceable or is not, or ceases to be, a perfected first priority lien or security interest in favor of Lender encumbering the asset to which it is intended to encumber and Borrower does not execute such documents to correct same within 10 days of written demand by Lender.

(i)Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency, including a garnishment of any of Borrower's accounts, including deposit accounts, with Lender which is not dismissed within the earlier of (i) 30 days of filing or commencement of such proceeding or (ii) 10 days prior to any action which would result in an actual forfeiture or foreclosure of the property of Borrower which is the subject matter of such action.

(j)Guaranty.  Any default under the Guaranty Agreement or the revocation or attempted revocation or repudiation thereof, in whole or part, by the Guarantor or Guarantor disputes the validity of the Guaranty.

(k)Event of Default.  The occurrence of any Event of Default, as such term is defined in any other Loan Document.

(l)Bankruptcy.  A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower, Bluegreen Vacations Unlimited, Inc. or Guarantor (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within forty‑five (45) days of its filing), or a custodian, receiver or trustee for Borrower, Guarantor, a Timeshare Project or any Collateral is appointed, or Borrower or Guarantor makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or any of them admit their insolvency or inability to pay their debts as they become due, or an attachment or execution is levied against a Timeshare Project or any Collateral.

(m)Attachment, Judgment, Tax Liens.  The issuance, filing or levy or seizure against Borrower of one or more attachments, executions, tax liens or judgments for the payment of money in excess of $250,000 on an individual basis or $1,000,000 in the aggregate, which is not discharged in full or stayed (through appeal or otherwise) within thirty (30) days after issuance or filing, or the issuance by a court of competent jurisdiction of an injunction or similar restraint that is reasonably likely to result in a Material Adverse Change to the Borrower, Guarantor or the Timeshare Project.

(n)Material Adverse Change.  Any Material Adverse Change as determined by Lender in good faith occurs in the financial condition of Borrower, Guarantor, the Timeshare Project or in the condition of the Collateral.

(o)Criminal Proceedings.  The indictment of Borrower or Guarantor under any criminal statute, or the commencement of criminal or civil proceedings against Borrower or Guarantor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any Collateral, or Borrower or Guarantor engages or participates in any "check kiting" activity regardless of whether a criminal investigation has been commenced.

(p)Loss of License.  The loss, revocation or failure to renew or file for renewal of any material registration, approval, license, permit or franchise now held or hereafter acquired by the Borrower or with respect to the Timeshare Project, or the failure to pay any fee, which is necessary for the continued operation of the Timeshare Project or the Borrower's business in the same manner as it is being conducted at the time of such loss, revocation, failure to renew or failure to pay, except, in any of the foregoing cases, where any such failure would not reasonably be expected to result in a Material Adverse Change or where the same is corrected within 30 days of written notice thereof.

(q)Suspension of Sales.   The issuance of any stay order, cease and desist order or similar judicial or nonjudicial sanction that materially adversely limits or otherwise affects any Timeshare Inventory sales or financing activities or the ability of Borrower to own or operate the Timeshare Project, and, with respect to any such sanction only, which sanction is not dismissed, terminated or rescinded within thirty (30) calendar days, and as a consequence thereof Borrower  ceases its day-to-day timeshare business operations.

(r)Reserved

(s)Timeshare Documents.  If the Timeshare Declaration, any of the other documents creating or governing the Timeshare Project, its timeshare regime, or the Association,

or the restrictive covenants with respect to the Timeshare Project, shall be terminated, amended or modified in any material adverse manner with respect to the Lender’s Collateral or the ability of the Borrower to Perform its Obligations.

(t)Removal of Collateral.  If Borrower conceals, removes, transfers, conveys, assigns or permits to be concealed, removed, transferred, conveyed or assigned, or interferes with Lender's rights in any of the Collateral in violation of the terms of the Loan Documents or with the intent to hinder, delay or defraud any of its creditors including Lender.

(u)Operating Contracts.  If any material default shall occur by Borrower under material agreements or arrangements relating to the use, operation, maintenance, service or enjoyment of the Timeshare Project, including with respect to management, marketing and sales, in any material adverse manner with respect to the Lender’s Collateral or the ability of the Borrower to Perform its Obligations.

(v)Vacation Club.  (i) There occurs a termination or dissolution of the Vacation Club; or (ii) the Timeshare Project ceases to be a component resort of the Vacation Club.

7.2Effect of an Event of Default; Remedies.  At any time after an Event of Default has occurred (including an Event of Default arising from a failure to pay the Loan in full on the Maturity Date) and while such Event of Default is continuing, Lender may but without obligation, in addition to the rights and powers granted elsewhere in the Loan Documents and not in limitation thereof, do any one or more of the following:

(a)declare the Note and all other sums owing by Borrower to Lender in connection with the Loan, immediately due and payable without further notice, presentment, demand or protest, which are hereby waived by Borrower; except that in the case of an Event of Default of the type described in Section 7.1(l), such acceleration shall be automatic and not optional;

(b)proceed to protect and enforce its rights and remedies under the Loan Documents and to foreclose or otherwise realize upon its security for the Performance of the Obligations, or to exercise any other rights and remedies available to it at law, in equity or by statute;

(c)request and have appointed a receiver with respect to Borrower and/or the Collateral, and to that end, Borrower hereby consents to the appointment of a receiver by Lender in any action initiated by Lender pursuant to this Agreement, and Borrower waives any notice and posting of a bond in connection therewith;

(d)at its discretion, retain all or part of the Collateral in partial or full satisfaction of the Obligations to the extent permitted by applicable law; however, Lender will not be considered to have offered to retain the Collateral in satisfaction of the Obligations, unless Lender has entered into a written agreement with Borrower to that effect;

(e)immediately cease to make further Advances and from time to time apply all or any portion of the undisbursed amount of the Loan to the payment of accrued interest under the Note and/or upon any other obligations of Borrower hereunder or under the Loan

Documents.  Lender may also withhold any one or more Advances after the occurrence of an Incipient Default, unless Borrower cures or corrects such event or condition to the reasonable satisfaction of Lender prior to the occurrence of an Event of Default;

(f) exercise a right of setoff in all Borrower's accounts with Lender established under or in connection with the Receivables Loan;

(g) increase the rate of interest accruing under the Loan to the Default Rate; and/or

(h) exercise any and all other rights or remedies provided in the other Loan Documents or available at law, in equity or otherwise.

For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by Section 7.2(b), Borrower hereby unconditionally and irrevocably constitutes and appoints Lender true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in said subsection in the name and on behalf of Borrower.  This power of attorney is coupled with an interest.

All remedies of Lender provided for herein and in any other Loan Documents are cumulative and shall be in addition to all other rights and remedies provided by law or in equity.  Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently.  The exercise of any right or remedy by Lender hereunder shall not in any way constitute a cure or waiver of default hereunder or under any other Loan Document or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights hereunder or under any other Loan Document.  If Lender exercises any of the rights or remedies provided in this Article 7, that exercise shall not make Lender, or cause Lender to be deemed to be, a partner or joint venturer of Borrower.  No disbursement of loan funds by Lender shall cure any default of Borrower, unless Lender agrees otherwise in writing in each instance.  Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

7.3Application of Proceeds During an Event of Default.  Notwithstanding anything in the Loan Documents to the contrary, but subject to Section 7.5, while an Event of Default exists, any cash received and retained by Lender in connection with any Collateral may be applied to payment of such of the Obligations as Lender in its discretion may determine.

7.4Reserved.

7.5Application of Proceeds.  The proceeds of any sale of all or any part of the Collateral made in connection with the exercise of Lender's rights and remedies shall be applied in the following order of priorities; first, to the payment of all costs and expenses of such sale, including compensation to Lender’s agents, reasonable attorneys' fees, and all other reasonable expenses, liabilities and advances incurred or made by Lender, its agents and attorneys, in connection with such sale, and any other unreimbursed expenses for which Lender may be reimbursed pursuant to the Loan Documents; second, to the payment of the Obligations in such order and manner as Lender may determine; and last, to the payment to Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

7.6Lender's Right to Perform.  Lender may, at its option, and without any obligation to do so, pay, perform and discharge any and all obligations agreed to be paid or Performed in the Loan Documents by Borrower or any surety for the Performance of the Obligations if (a) such Person fails to do so and (b) (i) an Event of Default exists and at least 5 Business Days' notice has been given to such Person of Lender's intention to take such action, (ii) the action taken by Lender involves obtaining insurance which such Person has failed to maintain in accordance with the Loan Documents or to deliver evidence thereof, or (iii) in the opinion of Lender, such action must be taken because an emergency exists or to preserve any of the Collateral or its value.  For such purposes Lender may use the proceeds of the Collateral.  All amounts expended by Lender in so doing or in exercising its remedies under the Loan Documents following an Event of Default shall become part of the Obligations, shall be immediately due and payable by Borrower to Lender upon demand, and shall bear interest at the Default Rate from the dates of such expenditures until paid.

7.7Waiver of Marshalling.  Borrower, for itself and for all who may claim through or under it, hereby expressly waives and releases all right to have the Collateral, or any part of the Collateral, marshalled on any foreclosure, sale or other enforcement of Lender's rights and remedies.

7.8Waiver in Legal Actions.  In connection with any proceedings related to the enforcement of remedies under this Agreement or the documents collateral hereto or the transactions contemplated hereunder, Borrower irrevocably waives:

(a)All procedural errors, defects and imperfections in such proceedings;

(b)Any requirement of bonds, and any surety or security relating thereto, required by any statute, court rule or otherwise as incident to such possession;

(c)Except as otherwise provided in the Loan Documents, demand, presentment and protest, notice of demand, presentment or protest of the Note, the Guaranty or any other Loan Document;

(d)The benefit of any valuation, appraisal and exemption law; and

(e)Any right to subrogation, reimbursement, contribution or indemnity.

7.9Set-Off.  Lender reserves a right of setoff in all Borrower's accounts with Lender established under or in connection with the Receivables Loan.

8.COSTS AND EXPENSES; INDEMNIFICATION; DUTIES OF LENDER

8.1Costs and Expenses.  Borrower shall promptly pay all taxes and assessments and all reasonable expenses, charges, costs and fees provided for in this Agreement or relating to the Loan, including, without limitation, fees and costs incurred in connection with protective advances made by Lender under this Agreement, any reasonable fees incurred for recording or filing any of the Loan Documents, title insurance premiums and charges, tax service contract fees, fees of any consultants, reasonable fees and expenses of Lender's counsel, documentation, closing, and processing fees, printing, photostating and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of hazard insurance policies and surety bonds and fees for any appraisal and appraisal review, environmental report and environmental report review, inspection report review, and market or feasibility study required by Lender.  Borrower hereby authorizes Lender to disburse the proceeds of the Loan to pay such expenses, charges, costs and fees notwithstanding that Borrower may not have requested a disbursement of such amount.  Lender shall make such disbursements notwithstanding the fact that the Loan is not "in balance" or that Borrower is in default under the terms of this Agreement or any other Loan Document.  Such disbursement shall be added to the outstanding principal balance of the Note.  The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements.  However, the provision of this Section 8.1 shall not prevent Borrower from paying such expense, charges, costs and fees from its own funds.  All such expenses, charges, costs and fees shall be Borrower's obligation regardless of whether or not Borrower has requested and met the conditions for a disbursement of the Loan.  The obligations on the part of Borrower under this Section 8.1 shall survive the closing of the Loan and the repayment thereof.  Borrower hereby authorizes Lender, in its discretion, to pay such expenses, charges, costs and fees at any time by a disbursement of the Loan.

8.2Indemnification.  Borrower will INDEMNIFY, PROTECT, HOLD HARMLESS, and defend Lender, its successors, assigns and shareholders (including corporate shareholders), and the directors, officers, employees, servants and agents of any of the foregoing, for, from and against:  (a) any and all liability, damage, penalties, or fines, loss, costs or expenses (including court costs and attorneys' fees, whether incurred in a third party action or in an action to enforce this Agreement), claims, demands, suits, proceedings (whether civil or criminal), orders, judgments, penalties, fines and other sanctions whatsoever asserted against it as a result of actions, claims, counterclaims, fines, penalties or otherwise and arising from or brought in connection with the Timeshare Project, the Collateral, Lender's status by virtue of the Loan Documents, sales of Timeshare Inventory or the financing of such sales, in either case, in violation of or in noncompliance with any Legal Requirements, the breach by Borrower of any terms and provisions of the Loan Documents, the sale or financing of Timeshare Inventory, the creation of liens and security interests, the terms of the Loan Documents or the transactions related thereto, any assertion that Lender is a partner or joint venturer of Borrower or any other Person by virtue of the making of the Loan, or any act or omission of Borrower or an Agent, or their respective employees or agents, whether actual or alleged ("Losses"), except to the extent that any of the foregoing Losses described in this clause (a) are caused by Lender's gross negligence or willful misconduct or first accrue after foreclosure or deed in lieu of foreclosure; (b) any and all brokers' commissions or finders' fees or other costs of similar type by any party in connection with the Loan, other than those owed to Ward Financial arising from the acts of Lender; and (c) any mechanics liens filed against Phase III.  On written request by a Person covered by the above agreement of indemnity, Borrower will undertake, at its own cost and expense, on behalf of such indemnitee, using counsel reasonably satisfactory to the indemnitee, the defense of any legal action or proceeding to which such Person shall be a party.  At Lender's option, Lender may at Borrower's expense prosecute or defend any action within the scope of the indemnification contained in this Section 8.2 to the extent Borrower does not promptly prosecute or defend such action with counsel reasonably acceptable to Lender.  No termination of this Agreement or the other Loan Documents shall affect or impair the indemnification provisions contained in this Section 8.2 and all such provisions shall survive such termination.

8.3Reserved.

8.4Delegation of Duties and Rights.  Lender may execute any of its duties and/or exercise any of its rights or remedies under the Loan Documents by or through its officers, directors, employees, attorneys, agents, representatives or through other Persons.

8.5Foreign Assets Control.  Lender may disclose any and all information regarding Borrower and a Purchaser in connection with any regulatory examination of Lender or to the extent Lender deems advisable to disclose such information to such applicable regulatory agencies involving matters relating to the Trading With the Enemy Act, the Foreign Assets Control Regulations or the Executive Order; provided, however, that if Lender is legally permitted to do so, no such disclosure shall be made prior to the Lender (x) giving the Borrower prior written notification within one (1) Business Day after Lender's receipt of notice of any such required disclosure or decision of the Lender to make such disclosure, that explains in reasonable detail (if known to Lender), the basis for such disclosure, which notification shall include the following: (i) the contents of the disclosure, (ii) the Person to whom the disclosure must be made, and (iii) if known to Lender, the legal basis for the disclosure; (y) using commercially reasonable efforts to require that any recipient of such disclosure maintain such information on a confidential basis in accordance with all Legal Requirements, including all applicable consumer privacy laws; and (z) if Lender is legally permitted to do so, providing Borrower with an opportunity to redact all of the names, social security numbers and bank account numbers of, and all non-public personal information pertaining to, any Purchasers.

9.CONSTRUCTION AND GENERAL TERMS

9.1Payment.  All monies payable under the Loan Documents shall be paid to Lender in lawful monies of the United States of America.

9.2Entire Agreement.  The Loan Documents exclusively and completely state the rights and obligations of Lender and Borrower with respect to the Loan.  No modification, variation, termination, discharge, abandonment or waiver of any of the provisions or conditions of the Loan Documents shall be valid unless in writing and signed by a duly authorized representative of the party sought to be bound by such action.  The Loan Documents supersede any and all prior representations, warranties and/or inducements, written or oral, heretofore made by Lender, Borrower and Guarantor concerning this transaction, including any commitment for financing.  To the extent there is a conflict or inconsistency between the Timeshare Declaration (as it pertains to the right of Borrower to affect the rights of mortgagees) and the Loan Documents, then, as between Borrower and Lender, the provisions of the Loan Documents shall prevail.

9.3Powers Coupled with an Interest.  The powers and agency hereby granted by Borrower are coupled with an interest and are irrevocable until the Obligations have been paid in full and are granted as cumulative to Lender's other remedies for collection and enforcement of the Obligations.

9.4Counterparts; Facsimile Signatures.  Any Loan Document may be executed in counterpart, and any number of copies of such Loan Document which have been executed by all parties shall constitute one original.  Delivery of an executed counterpart of any Loan Document by telefacsimile or other electronic means shall be equally as effective as delivery of a manually executed counterpart of such Loan Document.

9.5Notices.   All notices, requests and demands to be made hereunder to the parties hereto must be in writing (at the addresses set forth below) and may be given by any of the following means:

(a)personal delivery;

(b)reputable overnight courier service;

(c)telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or

(d)registered or certified, first class mail, return receipt requested.

Any notice, demand or request sent pursuant to the terms of this Agreement will be deemed received (i) if sent pursuant to subsection (a), upon such personal delivery, (ii) if sent pursuant to subsection (b), on the next Business Day following delivery to the courier service, (iii) if sent pursuant to subsection (c), upon receipt if such receipt occurs between the hours of 9:00 a.m. and 5:00 p.m. (recipient's time zone) on a Business Day, and if such receipt occurs other than during such hours, on the next Business Day following receipt and (iv) if sent pursuant to subsection (d), 3 Business Days following deposit in the mail.

The addresses for notices are as follows:

To Lender:	National Bank of Arizona 6001 N. 24th Street, Building B Phoenix, AZ 85016 Attention: Kristen Carreno Telephone No.: (602) 212-5404 Telecopier No.: (602) 287-0722
With a copy to:	National Bank of Arizona 6001 N. 24th Street, Building B Phoenix, AZ 85016 Attention: Legal Department Telephone No.:(602) 212-5404 Telecopier No.:(602) 212-0722

With a copy to (which shall not constitute notice):	Gammage & Burnham Two North Central Avenue Fifteenth Floor Phoenix, Arizona 85004 Attention: Randall S. Dalton Telephone No.: (602) 256-4482 Telecopier No.: (602) 256-0566
To Borrower:

Bluegreen/Big Cedar Vacations, LLC

C/O Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attention:  Anthony M. Puleo

Telephone No.:  (561) 912-8270

Telecopier No.:  (561) 912) 8123

With a courtesy copy to (but such notice shall not constitute notice to Borrower):	Greenspoon Marder P.A. 200 East Broward Boulevard, Suite 1800 Fort Lauderdale, Florida 33302 Attention: Barry E. Somerstein Telephone No.: (954) 527-2405 Telecopier No.: (954) 333-4005 and
Bluegreen Corporation 4960 Conference Way North, Suite 100 Boca Raton, Florida 33431 Attention: Legal Department Telephone No.: (561) 912-8000 Telecopier No.: (561) 912-8299

The failure to provide courtesy copies will not affect or impair Lender's rights and remedies against Borrower.  Such addresses may be changed by notice to the other parties given in the same manner as provided above.

Notwithstanding the foregoing, the request for the Advance of the Loan pursuant to Article 2 above will be deemed received only upon actual receipt.

9.6Borrower's Representative.Borrower hereby designates the following natural person as its representative for purposes of (i) making all decisions with respect to the Loan and the Loan Documents, (ii) delivering all notices, certificates, requests for advance and other documents required by the terms of the Loan Documents or requested by Borrower in connection with the Loan and (iii) taking all other actions requested by Borrower in connection with the Loan and the Loan Documents:

Bluegreen/Big Cedar Vacations, LLC

C/O Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton,  Florida 33431

Attention:  Anthony M. Puleo

Telephone No.:  (561) 912-8270

Telecopier No.:  (561) 912) 8123

In taking action pursuant to the terms of this Agreement and the other Loan Documents, Lender shall be entitled to rely, without further investigation, upon any notice, certificate, request for advance or other document delivered in writing and executed or signed by such representative of Borrower.  In addition, Lender may, at its option, refuse to take action in the event a notice, certificate, request for advance or other document is delivered to Lender which has not been executed or delivered by such representative of Borrower.  Borrower may change such representative upon written notice to Lender.

9.7General Submission Requirements.  All documents, agreements, reports, surveys, appraisal, insurance, references, financial information or other submissions (collectively the "Submissions") required under the Loan Documents shall be in form and content reasonably satisfactory to Lender and prepared and performed at Borrower's expense.  Lender shall have the prior right of approval of any person, firm or entity responsible for preparing each Submission ("Preparer") and may reject any Submission if Lender believes in its sole opinion that the experience, skill, reputation or other aspect of the Preparer is unsatisfactory in any respect.

9.8Successors and Assigns; Participation.

(a) At any time either concurrently with or subsequent to the execution and delivery of this Agreement, National Bank of Arizona and its successors ("NBA") may assign to one or more banks or other financial institutions (such banks and other financial institutions together with their permitted successors and assigns, each, an "Assignee") all or portions of its rights and obligations as a lender under this Agreement and the other Loan Documents, provided, however, that (i) each such assignment shall be of a constant, not a varying, percentage of such rights and obligations under this Agreement and the other Loan Documents, (ii) the parties to each such assignment shall execute and deliver to NBA, for its acceptance, such assignment documents (which shall include, without limitation, an assumption of NBA's obligations hereunder to the extent of such assignment) as NBA may require, (iii) Borrower shall execute and deliver (A) such replacement promissory notes as NBA may require to evidence such assignment and the respective portions of the Loan held by NBA and each Assignee and (B) such other documents as NBA may reasonably require in connection with such assignment; and (iv), such assignments shall be subject to the Borrower's approval which shall not be unreasonably withheld or delayed, provided that Borrower shall not have a right to approve the Assignee or the assignment if (A) an Event of Default has occurred and is continuing, or (B) the Borrowing Term has expired, or (C) the Assignee is an Eligible Assignee.  If any such approval is not withheld in writing with a statement of the reasons therefor within ten (10) days after NBA gives notice of such an assignment, such approval shall be deemed given.  Upon such assignment and assumption, (i) to the extent of the interest assigned the (A) Assignee shall have the rights and obligations of a lender under the Loan Documents and (B) the assignor (including, without limitation, NBA) shall be relieved of such obligations and (ii) the obligations of NBA and Assignee to fund Advances shall be several in accordance with the portion of the Loan held by each, and not joint.  Notwithstanding the foregoing sentence, in the event the Assignee is an Eligible Assignee and also an Affiliate of NBA, NBA shall not be relieved of its obligations under the Loan Documents, and the obligations of NBA and such Affiliate to fund Advances shall be joint and not several obligations.  NBA and each Assignee may also transfer interests by way of participation; provided, in the case of the transfer of such a participation interest, (A) such selling party's obligations to the Borrower under this Agreement and the Loan Documents shall remain unchanged; (B) such selling party shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) parties to this Agreement and the Loan Documents shall continue to deal solely and directly with such selling party in connection with such selling party's rights and obligations under this Agreement and the Loan Documents.  In order to facilitate such assignments and participations, the Borrower shall execute such further documents, instruments or agreements as Lender may reasonably require; provided, however, that Borrower shall not be responsible for any costs or expenses in connection with any such assignment or participation.

(b) Upon any assignment of less than all of NBA's interest in the Loan, (i) NBA will continue to act as administrative agent on behalf of all of lenders and (ii) NBA and each Assignee may enter into such co-lending or other agreements with all of the Assignees establishing (among other things) procedures for administration and enforcement of the Loan, voting on various matters, the terms under which NBA will act as administrative agent (and if applicable, collateral agent), the terms and conditions governing further assignments and participations by Assignee (if and to the extent further assignments are permitted by NBA), and enforcement of the Loan Documents; provided, however, that under no circumstances will any such agreements between NBA and any Assignee alter, amend, change or result in the alteration, amendment or change to any of the terms and conditions of this Agreement, without Borrower's prior written consent.  So long as NBA is acting as administrative agent, Borrower shall only be required and permitted to provide notices to and seek consents and approvals through NBA and Borrower shall not communicate directly with the Assignees, unless expressly approved by NBA.

(c) Without limiting the other provisions of this Section, from and after each assignment permitted pursuant to this Section (other than assignments by NBA of its entire interest in the Loan): (i) all grants of collateral security (including, without limitation, each deed of trust, mortgage, security agreement, assignment of rents and leases, and other assignments for security in the Loan Documents shall be deemed made to NBA in its capacity as administrative agent for the pro rata benefit of NBA and the Assignees as lenders; (ii) all obligations and liabilities of Borrower and Guarantor pursuant to the Loan Documents shall be deemed to inure to the pro rata benefit of NBA and the Assignees as lenders; and (iii) all indemnity and reimbursement obligations of Borrower and guarantor shall be in favor of  NBA and Assignees in accordance with their pro rata interests and in the case of indemnities shall include all named indemnified parties of NBA and Assignee (for example an indemnity in favor of a party and its officers, directors, agents, and employees shall be for the benefit of the officers, directors, agents, and employees of each of NBA and the Assignee); provided that any obligation of the Borrower to reimburse for out of pocket costs and expenses of any party shall be deemed to refer to the party incurring such costs and expenses.

(d) As used herein, "Eligible Assignee" means (i) NBA or any of its Affiliates or (ii) any other bank or financial institution that has assets of at least $5,000,000,000; provided that the identity of the Eligible Assignee (in the case of clause (ii)) shall be subject to prior written approval of each of Borrower and Guarantor, which will not be unreasonably withheld or delayed.

9.9Successors and Assigns.  All the covenants of Borrower and all the rights and remedies of Lender contained in the Loan Documents shall bind Borrower, and, subject to the restrictions on merger, consolidation and assignment contained in the Loan Documents, its successors and assigns, and shall inure to the benefit of Lender, its successors and assigns, whether so expressed or not.  Borrower may not assign its rights in the Loan Documents in whole or in part.  Except as may be expressly provided in a Loan Document, no Person shall be deemed a third party beneficiary of any provision of the Loan Documents.

9.10Severability.  If any provision of any Loan Document is held to be invalid, illegal or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of the Loan Documents shall not in any way be affected or impaired thereby.  In lieu of each such illegal, invalid or unenforceable provision, there shall be added to the Loan Document affected, a provision that is legal, valid and enforceable and as similar in terms to such illegal, invalid and unenforceable provision as may be possible.

9.11Time of Essence.  Time is of the essence in the Performance of the Obligations.

9.12Miscellaneous.  All headings are inserted for convenience only and shall not affect any construction or interpretation of the Loan Documents.  Unless otherwise indicated, all references in a Loan Document to clauses and other subdivisions refer to the corresponding paragraphs, clauses and other subdivisions of the Loan Document.  All Schedules and Exhibits referred to in this Agreement are incorporated in this Agreement by reference.

9.13 FORUM SELECTION; JURISDICTION; CHOICE OF LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, THE PRIMARY PLACE OF BUSINESS OF LENDER, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.  BORROWER ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE SUBSTANTIALLY NEGOTIATED IN THE STATE OF ARIZONA, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE DELIVERED BY BORROWER IN THE STATE OF ARIZONA, EXECUTED BY LENDER IN THE STATE OF ARIZONA AND ACCEPTED BY LENDER IN THE STATE OF ARIZONA AND THAT THERE ARE SUBSTANTIAL CONTACTS BETWEEN THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THE STATE OF ARIZONA.  SUBJECT TO THE PROVISIONS OF SECTION 9.14, FOR PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE PARTIES HERETO HEREBY EXPRESSLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE STATE OF ARIZONA AND BORROWER CONSENTS THAT IT MAY BE SERVED WITH ANY PROCESS OR PAPER BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ARIZONA IN

ACCORDANCE WITH APPLICABLE LAW.  FURTHERMORE, BORROWER WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER.  TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION FINDS ARIZONA LAW INAPPLICABLE WITH RESPECT TO ANY PROVISIONS OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, THEN, AS TO THOSE PROVISIONS ONLY, THE LAWS OF THE STATES WHERE THE COLLATERAL IS LOCATED SHALL BE DEEMED TO APPLY.  NOTHING IN THIS SECTION SHALL LIMIT OR RESTRICT THE RIGHT OF LENDER TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES IN WHICH THE COLLATERAL IS LOCATED TO THE EXTENT LENDER DEEMS SUCH PROCEEDING NECESSARY OR ADVISABLE TO EXERCISE REMEDIES AVAILABLE UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE INTERPRETED WITHOUT REGARD TO ANY RULE OR CANON OF CONSTRUCTION WHICH INTERPRETS AGREEMENTS AGAINST A DRAFTSMAN.

9.14DISPUTE RESOLUTION.  This section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

This dispute resolution provision shall supersede and replace any prior "Jury Waiver," "Judicial Reference," "Class Action Waiver," "Arbitration," "Dispute Resolution," or similar alternative dispute agreement or provision between or among the parties.

JURY TRIAL WAIVER; CLASS ACTION WAIVER. As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as "Dispute" is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury.  If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration ("Arbitration Order"). If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

ARBITRATION. If a claim, dispute, or controversy arises between us with respect to this Agreement, related agreements, or any other agreement or business relationship between any of us whether or not related to the subject matter of this Agreement (all of the foregoing, a "Dispute"), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of us may require that the Dispute be resolved by binding arbitration before a mutually agreed upon single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum ("Administrator") as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either of our employees, agents, affiliates, or assigns of a party.  However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where Lender is headquartered.

After entry of an Arbitration Order, the non-moving party shall commence arbitration (but shall not be required to commence arbitration in the event of the moving party's decision not to do so as set forth in the next sentence). The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppels, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney's fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator's rules, this arbitration provision shall control.

RELIANCE. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

9.15Interpretation.  This Agreement and the other Loan Documents will not be construed against Lender merely because of Lender's involvement in the preparation of such documents and agreements.

9.16Destruction of Note; Substitute Note.  In the event the Note is mutilated or destroyed by any cause whatsoever, or otherwise lost or stolen and regardless of whether due to the act or neglect of Lender, Borrower will execute and deliver to Lender in substitution therefor a duplicate promissory note containing the same terms and conditions as the promissory note so mutilated, destroyed, lost or stolen, within 10 days after Lender notifies Borrower of any such mutilation, destruction, loss or theft of such note and delivery to Borrower of an affidavit certifying that the same was not negotiated and Borrower will only be liable on the replaced note executed by Borrower.  Upon Borrower's delivery of such duplicate promissory note, Borrower will be relieved of all obligations under the original promissory note so mutilated, destroyed, lost or stolen and will thereafter be bound solely by the provisions of such duplicate promissory note.  The Lender shall be entitled to have the Note subdivided into notes of lesser denominations or substituted for new notes, all containing the same terms as the original Note being substituted or subdivided, in connection with an assignment of all or any portion of the Loan pursuant to the terms of Section 9.8 hereof.

9.17Compliance With Applicable Usury Law.  It is the intent of the parties hereto to comply with the Applicable Usury Law.  Accordingly, notwithstanding any provisions to the contrary in the Loan Documents, in no event shall the Loan Documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law.

9.18REFERENCE TO LENDER.  EXCEPT AS REQUIRED BY LAW AND FOR FILINGS MADE WITH THE SECURITIES & EXCHANGE COMMISSION OR ANY STOCK EXCHANGE ON WHICH GUARANTOR'S OR GUARANTORS' PARENT'S OR INDIRECT PARENT'S STOCK OR OTHER OWNERSHIP INTEREST IS OR MAY BE TRADED, BORROWER WILL NOT, AT ANY TIME, USE THE NAME OF OR MAKE REFERENCE TO LENDER WITH RESPECT TO THE TIMESHARE PROJECT, THE SALE OF TIMESHARE INVENTORY OR OTHERWISE, WITHOUT THE EXPRESS WRITTEN CONSENT OF LENDER.

9.19NO JOINT VENTURE.  THE RELATIONSHIP OF BORROWER AND LENDER IS THAT OF DEBTOR AND CREDITOR, AND IT IS NOT THE INTENTION OF EITHER OF SUCH PARTIES BY THIS OR ANY OTHER LOAN DOCUMENT BEING EXECUTED IN CONNECTION WITH THE LOAN TO ESTABLISH A PARTNERSHIP OR JOINT VENTURE WITH BORROWER OR ANY OTHER PERSON, AND THE PARTIES HERETO SHALL NOT UNDER ANY CIRCUMSTANCES BE CONSTRUED TO BE PARTNERS OR JOINT VENTURERS.

9.20Scope of Reimbursable Attorney's Fees.  As used in the Loan Documents, the term "attorneys' fees" includes the reasonable fees of attorneys licensed to practice law in any jurisdiction, law clerks, paralegals, investigators and others not admitted to the bar but performing services under the supervision of a licensed attorney.  As used in the Loan Documents, attorneys' fees incurred by Lender in the enforcement of any remedy or covenant include attorneys' fees incurred in any foreclosure of the Loan Documents, in enforcing any rights of indemnification under the Loan Documents, in protecting or sustaining the lien or priority of the Collateral, or in any proceeding arising from or connected with any such matter, including any bankruptcy, receivership, injunction or other similar proceeding, or any appeal from or petition for review of any such matter, and with or without litigation.

9.21Confidentiality.  Borrower and Lender shall mutually agree on the contents of any press release, public announcement or other public disclosure regarding this Agreement and the transactions contemplated hereunder to be made following the mutual execution and delivery of this Agreement; provided that, (a) the Lender may disclose the terms hereof and give copies of the Loan Documents to assignees and participants and to prospective assignees and participants, and (b) Lender acknowledges that the terms hereof may be disclosed in the periodic filings related to Guarantor with the United States Securities and Exchange Commission and in the notes to Borrower's and Guarantor's financial statements.  If either party fails to respond to the other party in writing with either an approval or a disapproval within five (5) Business Days of a party's receipt of the other party's request for consent or approval as expressly contemplated pursuant to this Section 9.21, then such consent or approval will be deemed to have been given, provided that such five (5) Business Day period will not commence to run unless and until the other party has received all information, materials, documents and other matters required to be submitted to it hereunder, with respect to such consent or approval and all other information, materials, documents and other matters reasonably essential to its decision process.

9.22Relief from Automatic Stay, Etc.  To the fullest extent permitted by law, in the event Borrower shall make application for or seek relief or protection under the federal bankruptcy code ("Bankruptcy Code") or other Debtor Relief Laws, or in the event that any involuntary petition is filed against the Borrower under such Code or other Debtor Relief Laws, and not dismissed with prejudice within 45 days, the automatic stay provisions of Section 362 of the Bankruptcy Code are hereby modified as to Lender to the extent necessary to implement the provisions hereof permitting set‑off and the filing of financing statements or other instruments or documents; and Lender shall automatically and without demand or notice (each of which is hereby waived) be entitled to immediate relief from any automatic stay imposed by Section 362 of the Bankruptcy Code or otherwise, on or against the exercise of the rights and remedies otherwise available to Lender as provided in the Loan Documents.

9.23Reliance.  Lender's examination, inspection, or receipt of information pertaining to Borrower, any Guarantor, the Collateral or the Timeshare Project shall not in any way be deemed to reduce the full scope and protection of the warranties, representations and Obligations contained in the Loan Documents.

9.24Limitation of Damages.  Neither Borrower, Lender nor any of its Affiliates or successors shall be liable for any indirect, special, incidental, consequential or punitive damages in connection with any breach of contract, tort or other wrong relating to the Loan Documents (including with limitation damages for loss of profits, business interruption or the like), whether such damages are foreseeable or unforeseeable, unless any of such damages arise out of or the gross negligence or willful misconduct of such party or any of its Affiliates.  Furthermore, as between Borrower and Lender, Borrower shall be responsible for and Lender is hereby released from any claim or liability in connection with:

(a)	safekeeping any Collateral;
(b)	any loss or damage to any Collateral;
(c)	any diminution in value of the Collateral; or
(d)	any act or default of another Person (other than Lender or its Affiliates).

Lender shall only be liable for any act or omission on its part constituting willful misconduct or gross negligence.  In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder and Lender is found not to be liable, Borrower agrees to indemnify and hold Lender harmless from all costs and expenses, including attorneys' fees, incurred by Lender in connection with such suit.  This Agreement is not intended to obligate Lender to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower.  Borrower's obligations under this Section shall survive termination of this Agreement and repayment of the Loan.

9.25Waiver of Right of First Refusal.  Borrower (on behalf of itself and its Affiliates) hereby irrevocably waives any right of first refusal it may have to purchase Timeshare Inventory (including without limitation the right of first refusal contained in any Timeshare Declaration in favor of Borrower, as declarant) with respect to any Timeshare Inventory acquired by Lender, or its nominee or assignee, through the exercise or enforcement of the Lender’s rights related to the Collateral under this Agreement or the other Loan Documents.  Borrower agrees that in the event that Lender, or its nominee or assignee, acquires title to any such Timeshare Inventory under the circumstances described in the foregoing sentence, such Timeshare Inventory may be assigned, transferred or sold free and clear of any right of first refusal in favor of Borrower.

9.26Consents, Approvals and Discretion.  Whenever Lender's consent or approval is required or permitted, or any documents or other items are required to be acceptable to Lender, such consent, approval or acceptability shall be at the sole and absolute discretion of Lender, which shall not be unreasonably withheld, delayed or conditioned.  Whenever any determination or act is at Lender's discretion, such determination or act shall be at the sole and absolute discretion of the Lender, which shall not be unreasonably withheld, delayed or conditioned.

9.27Patriotic Act Provisions.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

(i) IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower and, if Borrower is not an individual, Lender will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower.  Lender may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

(ii)Government Regulation.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

9.28Errors and Omissions.  Borrower hereby agrees that it will, within ten (10) days of a request by Lender, comply with any reasonable request by Lender to correct documentation errors, omissions or oversights, if any, that occur in any documentation relating to the Loan.

9.29Background Statements.  The recitals set forth above are hereby incorporated into the operative provisions of this Agreement.

9.30Waiver of Defenses and Release of Claims.  The undersigned hereby (i) represents that neither the undersigned nor any principal of the undersigned has any defenses to or setoffs against any indebtedness or other obligations owing in connection with the Loan by Borrower, or by the undersigned's principals, to Lender or Lender's affiliates (the "Owed Obligations"), nor any claims against Lender or Lender's affiliates for any matter whatsoever, related or unrelated to the Owed Obligations, and (ii) releases Lender and Lender's affiliates, officers, directors, employees and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the undersigned has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Owed Obligations, including the subject matter of this Agreement as of the date hereof. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the undersigned by Lender or Lender's affiliates. As used in this paragraph, the word "undersigned" does not include Lender or any individual signing on behalf of Lender. The undersigned acknowledges that Lender has been induced to enter into or continue the Owed Obligations by, among other things, the waivers and releases in this paragraph.

9.31Document Imaging.  Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Lender's loans to Borrower, including, without limitation, this Agreement and the other Loan Documents, and Lender may destroy or archive the paper originals; however, no original promissory notes shall be destroyed.  The parties hereto (i) waive any right to insist or require that Lender produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, and (iii) agree that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings.

9.32Prior Loan Agreement.  The Prior Loan Agreement is hereby amended and restated in its entirety as set forth in this Agreement.  This Agreement supersedes the Prior Loan Agreement in its entirety.  All of the rights and undertakings under the Prior Loan Agreement of the parties thereto existing as of the Effective Date are hereby confirmed and, subject to and, if applicable, as amended by, the terms and conditions hereof, continued under this Agreement.

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SIGNATURE PAGE TO FIRST AMENDED AND RESTATED LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused the same to be executed by their duly authorized representatives, and delivered, as of the date first above written.

, a Delaware limited liability company Anthony M. Puleo Vice President and Treasurer
BORROWER: BLUEGREEN/BIG CEDAR VACATIONS, LLC, a Delaware limited liability company By: /s/Anthony M. Puleo Name:Anthony M. Puleo Title:Vice President and Treasurer

SIGNATURE PAGE TO FIRST AMENDED AND RESTATED LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused the same to be executed by their duly authorized representatives, and delivered, as of the date first above written.

/s/	, a national banking association
LENDER: NATIONAL BANK OF ARIZONA, a national banking association By: /s/ Kristen Carrero Name: Kristen Carrero Title: Senior Vice President

SIGNATURE PAGE TO FIRST AMENDED AND RESTATED LOAN AGREEMENT

CONSENT AND AGREEMENT

The undersigned Guarantor consents to the foregoing Loan and Security Agreement and recognizes and acknowledges the terms, covenants, conditions and provisions thereof.

, a Florida corporation Anthony M. Puleo Senior Vice President, CFO and Treasurer
GUARANTOR: BLUEGREEN CORPORATION, a Florida corporation By: /s/Anthony M. Puleo Name:Anthony M. Puleo Title:Senior Vice President, CFO and Treasurer